Exhibit 2.1
Execution Version

SECURITIES PURCHASE AGREEMENT,

dated as of October 17, 2024,

between

PFB INTERMEDIATE, LLC,
PFB HOLDCO, INC.,

CARLISLE COMPANIES INCORPORATED
and, solely for purposes of Section 6.6,
PFB CUSTOM HOMES GROUP, LLC

Page
ARTICLE I DEFINITIONS    1
1.1    Definitions    1
ARTICLE II PURCHASE AND SALE    17
2.1    Purchase and Sale    17
2.2    Purchase Price    17
2.3    Closing    17
2.4    Closing Deliveries.    17
2.5    Purchase Price Adjustment.    20
2.6    Withholding..    24
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER    24
3.1    Existence and Power.    24
3.2    Authorization and Enforceability    25
3.3    Governmental and Third Party Authorizations    25
3.4    Noncontravention; Transaction Consents    26
3.5    Capitalization; Title to Shares.    26
3.6    Financial Statements.    27
3.7    No Undisclosed Liabilities..    27
3.8    Absence of Certain Changes    28
3.9    Material Contracts.    30
3.10    Suits    32
3.11    Compliance with Laws; Permits    32
3.12    Tangible Personal Property    32
3.13    Intellectual Property.    33
3.14    Insurance    35
3.15    Real Property    35
3.16    Employees    37
3.17    Benefit Matters    39
3.18    Environmental Matters    42
3.19    Taxes    42
3.20    Brokers    46
3.21    Customers    46
3.22    Suppliers    46
3.23    Bank Accounts    47
3.24    Trade Names and Business Locations    47
3.25    Anti-Money Laundering Laws; Anti-Corruption and Anti-Bribery Laws.    47
3.26    Product Liability; Product Warranties..    48
3.27    Affiliate Transactions    48
3.28    Investment Canada Act.    48
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    48
4.1    Existence and Power    48
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(continued)
Page
4.2    Authorization    49
4.3    Enforceability    49
4.4    Governmental and Third Party Authorizations    49
4.5    Noncontravention    49
4.6    Brokers    49
4.7    Investment Representations    49
4.8    Litigation    50
4.9    No Foreign Person    50
4.10    Capacity to Close    50
4.11    Investment Canada Act    50
ARTICLE V PRE-CLOSING COVENANTS    50
5.1    Reasonable Best Efforts    50
5.2    Regulatory Matters.    51
5.3    Conduct of Business    52
5.4    Access to Books and Records    54
5.5    Exclusivity    54
5.6    Communications Prior to Closing    55
5.7    Section 280G Matters    55
5.8    Pre-Closing Reorganization    56
5.9    Capital Expenditure Reports    56
ARTICLE VI OTHER COVENANTS    56
6.1    Access to Books and Records    56
6.2    Indemnification; Directors and Officers Insurance.    56
6.3    Tax Matters    58
6.4    Public Announcements    60
6.5    Termination of Affiliate Obligations    61
6.6    Pre-Closing Reorganization Indemnification    61
ARTICLE VII CONDITIONS TO CLOSING; TERMINATION    62
7.1    Conditions to Obligation of Buyer    62
7.2    Conditions to Obligation of Seller    63
7.3    Frustration of Closing Conditions    64
7.4    Waiver of Conditions    64
7.5    Termination    64
7.6    Effect of Termination    65
ARTICLE VIII NO SURVIVAL; NO OTHER REPRESENTATIONS OR WARRANTIES; MUTUAL RELEASES    66
8.1    No Survival of Representations,Warranties and Pre-Closing Covenants    66
8.2    Investigation; No Other Representations or Warranties    66
8.3    Buyer Release    67
8.4    Seller Release    67
8.5    Certain Acknowledgements    68
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(continued)
Page
ARTICLE IX MISCELLANEOUS    68
9.1    Notices    68
9.2    Amendments and Waivers    69
9.3    Expenses    69
9.4    Successors and Assigns    69
9.5    Governing Law    70
9.6    Exclusive Jurisdiction; Service of Process; MUTUAL WAIVER OF JURY TRIAL    70
9.7    Counterparts    71
9.8    No Third Party Beneficiaries    71
9.9    Entire Agreement    71
9.10    Seller Disclosure Schedules    72
9.11    Captions    72
9.12    Remedies.    72
9.13    Severability    73
9.14    Interpretation    74
9.15    Legal Representation    75
9.16    No Recourse Against Nonparty Affiliates    76
9.17    Prevailing Party    76
9.18    Confidentiality Agreements    77

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	License Agreement
Exhibit C	Supply Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Escrow Agreement

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INDEX OF DEFINED TERMS

Defined Terms	Sections
Accounting FirmSection 2.5(e)
Accounting PrinciplesSection 1.1
Acquired CompaniesSection 1.1
Actual Closing AmountSection 1.1
Actual Closing ScheduleSection 2.5(b)
Advance Ruling CertificateSection 1.1
Adjustment Escrow AccountSection 2.4(e)
Adjustment Escrow DepositSection 2.4(e)
AffiliateSection 1.1
Affiliated GroupSection 1.1
Agreed Tax TreatmentSection 6.3(e)
AgreementPreamble
Ancillary DocumentsSection 1.1
Anti-Corruption LawsSection 1.1
Anti-Money Laundering LawsSection 3.25(a)
Anti-Spam LawsSection 3.13(f)
Antitrust ExpensesSection 5.2(a)
Antitrust LawsSection 1.1
Attorney-Client CommunicationSection 1.1
Audited Financial StatementsSection 3.6(a)(i)
BlakesSection 9.15
Books and RecordsSection 1.1
Business DaySection 1.1
Buyer ArrangementsSection 5.7
Buyer CertificateSection 2.4(b)(vi)
Buyer ExpensesSection 9.3
Buyer Fundamental RepresentationsSection 7.2(a)
Buyer IndemniteesSection 6.6(a)
Buyer Related PartiesSection 1.1
Buyer Released ClaimsSection 8.3
Buyer ReleaseeSection 8.3
Buyer ReleasorSection 8.3
BuyerPreamble
CAD Section 1.1
Cana Management Design Contract Section 1.1
Canadian Modern Slavery ReportSection 1.1
Capex AmountSection 1.1
Capital Expenditures Section 1.1
CashSection 1.1
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INDEX OF DEFINED TERMS
(continued)

CEWS/COVID ReliefSection 1.1
Change of Control ObligationsSection 1.1
Closing CertificatesSection 1.1
Closing DateSection 2.3
Closing Year NOL Section 1.1
ClosingSection 2.3
COBRASection 3.17(i)
CodeSection 1.1
Commissioner of CompetitionSection 1.1
CompanyRecitals
Company Intellectual PropertySection 1.1
Company Licensed Intellectual PropertySection 1.1
Company Owned Intellectual PropertySection 1.1
Company Registered Intellectual PropertySection 1.1
Competition ActSection 1.1
Competition Act ApprovalSection 1.1
Confidentiality AgreementsSection 1.1
ContractSection 1.1
ControlSection 1.1
CopyrightsSection 1.1
Covered LossesSection 6.6(a)
Covered PartySection 6.2(a)
COVID-19Section 1.1
Current AssetsSection 1.1
Current LiabilitiesSection 1.1
Customary AgreementSection 1.1
Data BreachSection 1.1
Delivery DeadlineSection 2.5(b)
Determination TimeSection 1.1
domain namesSection 1.1
EmployeeSection 1.1
Employee PlanSection 1.1
Enforceability ExceptionsSection 3.2(a)
Enterprise ValueSection 2.2
Environmental LawsSection 1.1
Equity SecuritiesSection 1.1
ERISASection 1.1
ERISA AffiliateSection 1.1
Escrow AgentSection 2.4(e)
Escrow AgreementSection 2.4(e)
Estimated 2024 Bonus ObligationSection 2.5(a)
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INDEX OF DEFINED TERMS
(continued)

Estimated CapEx AmountSection 2.5(a)
Estimated CashSection 2.5(a)
Estimated Closing AmountSection 1.1
Estimated Closing ScheduleSection 2.5(a)
Estimated IndebtednessSection 2.5(a)
Estimated Net Working CapitalSection 2.5(a)
Estimated SIP AmountSection 2.5(a)
Estimated Transaction ExpensesSection 2.5(a)
Example Net Working Capital CalculationSection 1.1
Excluded MattersSection 1.1
External EventsSection 1.1
Final Closing ScheduleSection 2.5(e)
Financial StatementsSection 3.6(a)
FraudSection 1.1
Funded International PlanSection 3.17(k)
GAAPSection 1.1
Governmental EntitySection 1.1
Hazardous SubstanceSection 1.1
HSR ActSection 1.1
IndebtednessSection 1.1
Inside Date Section 1.1
Insurance PoliciesSection 2.3
Intellectual PropertySection 1.1
Intellectual Property RightsSection 1.1
International PlanSection 3.17(j)
Investment Canada ActSection 1.1
IRSSection 3.17(d)
Knowledge Section 1.1
LawSection 1.1
Lease DocumentsSection 3.15(b)
LiabilitiesSection 1.1
LienSection 1.1
Management Restrictive Covenant AgreementsRecitals
Material Adverse EffectSection 1.1
Material ContractSection 1.1
moral rightsSection 1.1
Most Recent Balance SheetSection 3.6(a)(ii)
Net Working CapitalSection 1.1
No-Action LetterSection 1.1
Nonparty AffiliateSection 1.1
OrderSection 1.1
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INDEX OF DEFINED TERMS
(continued)

Other IndemnitorsSection 6.2(d)
Buyer ArrangementsSection 5.7
Outside DateSection 7.5(e)
PatentsSection 1.1
PartySection 1.1
Paul HastingsSection 9.15(a)
Payoff IndebtednessSection 1.1
Payoff LettersSection 2.4(a)(vi)
PermitSection 1.1
Permitted LiensSection 1.1
PersonSection 1.1
Personal InformationSection 1.1
PFB America Corporation Section 1.1
PFB Custom HomesSection 1.1
PFB Real EstateSection 1.1
Plasti-Fab Ltd. Section 1.1
Pre-Closing CovenantsSection 8.1
Pre-Closing PeriodSection 5.1
Pre-Closing ReorganizationSection 6.3(e)
Pre-Closing Tax PeriodSection 1.1
Privacy LawsSection 1.1
Protest NoticeSection 2.5(d)
Public Health MatterSection 1.1
Public Health MeasureSection 1.1
Purchase PriceSection 2.2
R&D SponsorSection 1.1
R&D Tax CreditsSection 1.1
Real PropertySection 3.15(b)
Real Property LeasesSection 3.9(a)(v)
Registered Intellectual PropertySection 1.1
Registration OfficeSection 1.1
ReleaseSection 1.1
Reorganization DocumentsSection 5.8
RepresentativesSection 1.1
Required ConsentsSection 2.4(a)(xi)
Resin Plant Contract Section 1.1
Resin Plant ProjectSection 1.1
Retained RightsSection 8.1
SecuritiesRecitals
Seller CertificateSection 2.4(a)(xiv)
Seller Disclosure SchedulesSection 1.1
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INDEX OF DEFINED TERMS
(continued)

Seller Fundamental RepresentationsSection 7.1(a)
Seller Related PartiesSection 1.1
Seller Released ClaimsSection 8.4
Seller ReleaseeSection 8.4
Seller ReleasorSection 8.4
SellerPreamble
Seller’s KnowledgeSection 1.1
SIP Amount Section 1.1
SIP DepositSection 1.1
SIPsSection 1.1
SIP Target Section 1.1
Specified CourtsSection 9.6
Sponsor HolderSection 1.1
Sponsor Restrictive Covenant AgreementRecitals
Straddle PeriodSection 1.1
SubsidiarySection 1.1
SuitSection 1.1
Supply Chains ActSection 1.1
Survival DateSection 6.6(e)
SystemsSection 1.1
Target Net Working CapitalSection 1.1
Tax or TaxesSection 1.1
Tax ActSection 1.1
Tax Reduction BenefitSection 6.3(b)(ii)
Tax RefundSection 6.3(b)(i)
Tax Liability AmountSection 1.1
Tax ReturnsSection 1.1
TechnologySection 1.1
Third-Party ClaimSection 2.5(a)
Top CustomerSection 3.21
Top SupplierSection 3.22
TrademarksSection 1.1
Trade SecretsSection 1.1
Transaction ConsentsSection 5.1
Transaction DeductionsSection 1.1
Transaction ExpensesSection 1.1
Transaction MatterSection 1.1
Transfer TaxesSection 1.1
Transition Services AgreementSection 1.1
Treasury RegulationsSection 1.1
U.S. or United States.Section 1.1
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INDEX OF DEFINED TERMS
(continued)

Unaudited Financial StatementsSection 3.6(a)(ii)
Waived 280G BenefitsSection 5.7
Warranty FormSection 3.26
Willful Breach Section 1.1
Withholding Agent Section 2.6
2024 Bonus Obligation Section 1.1
2024 Bonus Target Section 1.1
280G ApprovalSection 5.7

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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of October 17, 2024, is by and between PFB Intermediate, LLC, a Delaware limited liability company (“Seller”), PFB Holdco, Inc., a Delaware corporation (the “Company”), Carlisle Companies Incorporated, a Delaware corporation (“Buyer”), and, solely for purposes of Section 6.6, PFB Custom Homes Group, LLC, a Delaware limited liability company (“PFB Custom Homes”).
RECITALS
1.    Seller is the owner of all of the issued and outstanding Equity Securities (the “Securities”) of the Company.
2.    Seller desires to sell, and Buyer desires to purchase, the Securities on the terms and subject to the conditions set forth in this Agreement.
3.    Concurrently herewith, (a) Buyer and the Sponsor Holders are entering into a confidentiality and non-solicitation agreement to become effective upon the Closing (the “Sponsor Restrictive Covenant Agreement”) and (b) Buyer and those employees of the Company set forth on Schedule A are entering into confidentiality, non-solicitation and non-competition agreements to become effective upon the Closing (collectively, the “Management Restrictive Covenant Agreements”).
4.    Prior to the Closing, Seller and the Company shall effect, or cause to be effected, the Pre-Closing Reorganization.
AGREEMENTS
In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“2024 Bonus Obligation” means all obligations of the Acquired Companies with respect to annual performance bonuses owed to Employees for the calendar year ending on December 31, 2024 and the employer portion of any payroll, employment or similar Taxes imposed thereon, as determined in accordance with the Accounting Principles.
“2024 Bonus Target” means $1,131,834.

“Accounting Principles” means the accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments and methodologies specifically set forth in Exhibit A.
“Acquired Companies” means, collectively, the Company and each of its Subsidiaries other than PFB Custom Homes.
“Actual Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is less than Target Net Working Capital; plus (c) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is greater than Target Net Working Capital; plus (d) Cash as finally determined pursuant to Section 2.5; minus (e) Indebtedness outstanding as of immediately prior to the Closing as finally determined pursuant to Section 2.5 (provided, that the Tax Liability Amount shall be calculated as of the end of the day on the Closing Date); minus (f) Transaction Expenses as finally determined pursuant to Section 2.5; plus (g) the CapEx Amount as finally determined pursuant to Section 2.5; plus (h) the amount, if any, by which the 2024 Bonus Obligation as finally determined pursuant to Section 2.5 is less than the 2024 Bonus Target; minus (i) the amount, if any, by which the 2024 Bonus Obligation as finally determined pursuant to Section 2.5 is greater than the 2024 Bonus Target; minus (j) the amount, if any, by which the SIP Amount as finally determined pursuant to Section 2.5 is greater than the SIP Target; plus (k) the amount, if any, by which the SIP Amount as finally determined pursuant to Section 2.5 is less than the SIP Target; minus (l) the Adjustment Escrow Deposit.
“Advance Ruling Certificate” means an advance ruling certificate issued pursuant to Section 102 of the Competition Act to the effect that the Commissioner of Competition is satisfied that she or he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law.
“Alternative Transaction” means any direct or indirect sale or other disposition of the Securities of any Acquired Company, the business of any Acquired Company, the assets of the Acquired Companies or any other transaction (including any joint venture or other contractual arrangement) that would reasonably be expected to impede, interfere with, prevent, materially delay or limit the economic or other benefit to Buyer of the transactions contemplated under this Agreement, in each case, excluding the Pre-Closing Reorganization.
“Ancillary Documents” means the Escrow Agreement, the Closing Certificates, the Sponsor Restrictive Covenant Agreement, the Management Restrictive Covenant Agreements,
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the Transition Services Agreement, the Supply Agreement, the License Agreement, the Reorganization Documents and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, applicable Laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any similar anti-corruption or anti-bribery Laws of any other jurisdiction where the Acquired Companies operate.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act, the Federal Trade Commission Act, the Competition Act and any other United States or Canadian federal, provincial or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Attorney-Client Communication” means any communication occurring on or prior to Closing between Paul Hastings or Blakes, on the one hand, and Seller, any Sponsor Holder, any Acquired Company or any of their respective Affiliates or Representatives, on the other hand, that relates to any Transaction Matter, including any representation, warranty, covenant, agreement or disclosure of any Party in connection with this Agreement, any Ancillary Document, the Seller Disclosure Schedules or any related agreement, document or schedule executed in connection with this Agreement.
“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Calgary, Alberta, Canada, Los Angeles, California or Scottsdale, Arizona, United States are authorized or required by Law to close.
“Buyer Related Parties” means, collectively, Buyer, its Subsidiaries and its and their Affiliates (including, after the Closing, the Acquired Companies); provided, however, with respect to Buyer (a) stockholders of Buyer shall not be considered Affiliates of Buyer or its Subsidiaries and (b) except for Buyer, its Subsidiaries and Persons Controlled (directly or indirectly) by Buyer, no Person shall be considered an Affiliate of Buyer solely as a result of any direct or indirect ownership, Control or other relationship between the stockholders, officers or directors of Buyer and such Person.
“CAD” means Canadian Dollars.
“Canadian Modern Slavery Report” means the requirement to prepare an annual report with respect to the prevention and reduction of the risk that forced labour or child labour is used at any step in the production of goods, as required by section 11 of the Fighting Against Forced Labour and Child Labour in Supply Chains Act (S.C. 2023, c. 9) (the “Supply Chains Act”).
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“CapEx Amount” means the aggregate amount of documented Capital Expenditures paid by the Acquired Companies during the period beginning on October 1, 2024 and ending immediately prior to the Determination Time.
“Capital Expenditures” means capital expenditures and other costs directly related to the Resin Plant Project, determined in accordance with the Accounting Principles.
“Cash” means, as of the Determination Time, (a) all cash and cash equivalents of the Acquired Companies (including commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents in their accounts), as determined in accordance with the Accounting Principles, excluding the effects of transactions on the Closing Date prior to the Closing outside of the ordinary course of business, minus (b) in the case of any cash and cash equivalents of Plasti-Fab Ltd. (which shall be deemed, solely for this purpose, to include the aggregate amount of all non-trade payables due to Plasti-Fab Ltd. from any other Acquired Company) to the extent in excess of CAD $5,000,000.00, the amount of any withholding or other Taxes imposed on or otherwise payable by the Acquired Companies that would be incurred as a result of the distribution of such excess cash or cash equivalents to the Company.
“CEWS/COVID Relief” means the Canada Emergency Wage Subsidy, as set out in section 125.7 of the Tax Act and any other COVID-19 related direct or indirect subsidy offered by a U.S. or non-U.S. federal, provincial, territorial or foreign Governmental Entity.
“Closing Certificates” means, collectively, Seller Certificate and Buyer Certificate.
“Closing Year NOL” means the amount (if any, and calculated on a country-by-country basis), by which (a) the aggregate amount of Transaction Deductions deductible by the Acquired Companies for the tax period ending on the Closing Date exceed (b) the aggregate net taxable income of the Acquired Companies for such period (taking into account clauses (a) and (b) of the in the definition of “Tax Liability Amount,” but calculated without regard to Transaction Deductions).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commissioner of Competition” means the Commissioner of Competition appointed under Section 7(1) of the Competition Act or any Person authorized to exercise his or her powers and perform his or her duties.
“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than an Acquired Company that (a) is licensed to any Acquired Company, or (b) for which any Acquired Company has received from such Person a covenant not to sue or assert or other immunity from suit, or other rights.
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“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Acquired Company.
“Company Registered Intellectual Property” means all Registered Intellectual Property that is included in the Company Owned Intellectual Property.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means one of the following has occurred in respect of the transactions contemplated by this Agreement: (a) the issuance of an Advance Ruling Certificate by the Commissioner of Competition; or (b) the issuance of a No-Action Letter (which shall remain in force and effect as of the Closing) and, if applicable, either the requirement to notify the Commissioner of Competition and supply information shall have been waived pursuant to Section 113(c) of the Competition Act or the applicable waiting period under Section 123 of the Competition Act in respect of the transactions contemplated by this Agreement shall have expired, been waived or been terminated.
“Confidentiality Agreements” means that certain (a) letter agreement, dated as of November 27, 2023, by and between Riverside Partners L.L.C., d/b/a The Riverside Company and Buyer and (b) Clean Team Confidentiality Agreement, dated as of August 22, 2024, by and between the Company and Buyer.
“Contract” means any agreement, whether written or oral, that is legally binding under applicable Law.
“Control” means, with respect to a specified Person, possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).
“Current Assets” means the sum of the current assets that are reflected on the consolidated balance sheet of the Company in those general ledger accounts (and only those general ledger accounts) included in the Example Net Working Capital Calculation; provided, however, that Current Assets shall exclude any assets with respect to PFB Custom Homes, Cash or Income Taxes and any right of use assets.
“Current Liabilities” means the sum of the current liabilities that are reflected on the consolidated balance sheet of the Company in those general ledger accounts (and only those general ledger accounts) included in the Example Net Working Capital Calculation; provided, however, that Current Liabilities shall exclude any liabilities with respect to PFB Custom Homes, Cash, Indebtedness, operating leases or right of use assets, Transaction Expenses, Income Taxes or Excluded Matters.
“Customary Agreement” means any customary Contract entered into in the ordinary course of business with customers, vendors, lenders, lessors or the like that does not have as a principal purpose the sharing of Taxes.
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“Data Breach” means any (a) unauthorized or unlawful access to, acquisition of or processing, use, collection or disclosure of any Personal Information or other data in the possession or control of the Acquired Companies, (b) material compromise of Personal Information or other data in the possession or control of the Acquired Companies or (c)  ransomware, successful phishing or material business email compromise, security incident, or access to, use or compromise of the Acquired Companies’ Systems, that could materially compromise the security or integrity of any Personal Information or other data in the possession or control of the Acquired Companies.
“Determination Time” means 12:01am Mountain Time on the Closing Date.
“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof (e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave).
“Employee Plan” means any employee welfare benefit plan, employee pension benefit plan, or plan which is both an employee welfare benefit plan and an employee pension benefit plan, and any equity or equity-based, profits interest, severance, bonus or other incentive compensation, profit-sharing, retirement, deferred compensation, vacation, sick pay or paid time off, fringe benefit or other compensation or benefit plan, policy, program, arrangement or agreement, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), whether written or unwritten, funded or unfunded, qualified or nonqualified (a) under or with respect to which any Acquired Company has, had or may have any liability (whether contingent or otherwise) including, without limitation, with respect to any ERISA Affiliate, (b) that is maintained, administered or contributed to, or that is required to be maintained, administered or contributed to, by any Acquired Company, or (c) that covers any Employee, any former employee of an Acquired Company or any current or former individual service provider of any Acquired Company; provided that in no event shall the Management Restrictive Covenant Agreements, any Buyer Arrangement or any plan, program or other arrangement sponsored by any Governmental Entity constitute an Employee Plan.
“Environmental Laws” means any Law relating to the environment or to pollutants, contaminants, Hazardous Substances, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
“Equity Securities” means with respect to an entity, if such entity is a corporation, shares in the capital of such corporation or other equity securities convertible into, exchangeable for or carrying the right to acquire shares in the capital of such corporation and, if such entity is a form of entity other than a corporation, ownership or economic interests in such form of entity, whether membership interests, partnership interests, profits interests or otherwise, as the case may be, or other equity securities convertible into, exchangeable for or carrying the right to acquire such ownership interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
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“ERISA Affiliate” means any Person that is, together with any Acquired Company, at any relevant time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Estimated Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital; plus (c) the amount, if any, by which Estimated Net Working Capital is greater than Target Net Working Capital; plus (d) Estimated Cash; minus (e) Estimated Indebtedness; minus (f) Estimated Transaction Expenses; plus (g) the Estimated CapEx Amount; plus (h) the amount, if any, by which the Estimated 2024 Bonus Obligation is less than the 2024 Bonus Target; minus (i) the amount, if any, by which the Estimated 2024 Bonus Obligation is greater than the 2024 Bonus Target; minus (j) the amount, if any, by which the Estimated SIP Amount is greater than the SIP Target; plus (k) the amount, if any, by which the Estimated SIP Amount is less than the SIP Target; minus (l) the Adjustment Escrow Deposit.
“Example Net Working Capital Calculation” means the example calculation of Net Working Capital set forth in the Accounting Principles.
“Excluded Matters” means all obligations and liabilities with respect to (a) the 2024 Bonus Obligation; (b) any sales or use Taxes for which any Acquired Company is liable for, or with respect to, any period in the States listed on Schedule 3.19(b) of the Seller Disclosure Schedules; (c) any SIP Deposits; and (d) Capital Expenditures, in each case, determined in accordance with the Accounting Principles.
“Fraud” means actual and intentional common law fraud under Delaware Law in the making of any representation or warranty set forth in Article III or Article IV, as applicable. Without limiting the generality of the foregoing, in no event shall “Fraud” include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, reckless or negligent misrepresentation or any tort (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles as of the Closing Date (with respect to any period ending at or after the Closing) or the time in question (with respect to any period ending prior to the Closing), as applicable.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any federal, provincial, state, municipal or local government or any foreign, international, multinational or other government, including any department, division, commission, court, tribunal, instrumentality, ministry, board, agency, bureau, official or other legislative, regulatory, administrative or judicial authority thereof.
“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, ray, odor, radiation, energy vector, plasma, organic or inorganic matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, that is regulated by any Environmental Laws.
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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.
“Indebtedness” means any of the following, without duplication: (a) any obligations of any Acquired Company for borrowed money; (b) any obligations of any Acquired Company evidenced by bonds, debentures, notes or other debt securities (whether or not convertible into any other security); (c) any obligations of any Acquired Company in respect of letters of credit or surety bonds, in each case, to the extent drawn; (d) any obligations of any Acquired Company as lessee under a lease that is required by the Accounting Principles to be treated as a finance lease; (e) any net obligations that would be incurred by the Acquired Companies upon termination of any interest or currency exchange rate cap, collar, swap or similar transactions or agreements or other currency hedging transactions; (f) any deferred obligations of any Acquired Company for the payment of the purchase price of any property or assets purchased (other than Current Liabilities); (g) all obligations secured by any Lien existing on property or assets owned by any Acquired Company (other than Permitted Liens); (h) any guaranty by any Acquired Company of any of the foregoing; (i) any accrued and unpaid interest, fees and other expenses owed by any Acquired Company with respect to the foregoing, including prepayment penalties; (j) the Tax Liability Amount (which may not be less than zero); (k) any unaccrued obligations of any Acquired Company in respect of (i) any earned but unpaid salary, wages, bonuses, commissions, vacation or paid time off or (ii) any defined benefit pension plan (in each case, excluding (1) obligations of the type that are included in Current Liabilities and (2) any amounts that will be billed through the Transition Services Agreement); and (l) any obligations of any Acquired Company for severance payments owed to any employee of an Acquired Company whose employment was terminated prior to the Closing and the employer portion of any payroll, employment or similar Taxes imposed thereon; provided, however, that in no event shall Indebtedness include any (i) letter of credit or surety bond, in each case, to the extent undrawn, (ii) obligation from one Acquired Company to another Acquired Company, (iii) Buyer Expenses, (iv) obligation for Taxes other than Tax Liability Amount and the employer portion of any payroll, employment or similar Taxes contemplated by clauses (k) or (l), (v) any liability with respect to operating leases or right of use assets, (vi) amount included in Transaction Expenses or Net Working Capital or (vii) Excluded Matters.
“Intellectual Property” means (a) Intellectual Property Rights and (b) Technology.
“Intellectual Property Rights” means all intellectual property and related rights in any jurisdiction throughout the world, including rights in (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all issued patents and pending applications for patents (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any Registration Office), and all non-provisional patent applications, substitutions reissues, reexaminations, revivals, renewals, divisions, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (b) all trademarks, whether registered or unregistered, trade names, trade dress, corporate names, logos, slogans, service marks, insignias, designs, symbols, fictitious business names, emblems, other similar designations of source or origin and general intangibles of like nature, all goodwill associated or symbolized by any of the
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foregoing, and all applications, registrations and renewals for each of the foregoing (collectively, “Trademarks”); (c) all copyrights, whether registered or unregistered, copyrightable works and mask works, including all applications, registrations and renewals for each of the foregoing, and all other rights corresponding thereto (collectively, “Copyrights”) and all moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous (“moral rights”); (d) rights in domain names, uniform resource locators and other names and locators associated with the Internet, including applications and registrations thereof (collectively, “domain names”) and rights in social networking names and tags; (e) Trade Secrets; and (f) the right to use, practice or otherwise exploit any of the foregoing.
“Investment Canada Act” means the Investment Canada Act (Canada).
“Knowledge” means (a) when referencing Seller’s Knowledge or any similar phrase, the knowledge of Robert Graham, Cameron John, Dave Carr or Robert Kearley after reasonable inquiry or (b) when referencing Buyer’s Knowledge or any similar phrase, the knowledge of Andrew Foster, after reasonable inquiry.
“Law” means any statute, law (including common law), ordinance, constitution, treaty, rule, code, code of conduct, self-regulatory guidelines, guidance, regulation or executive order of any Governmental Entity.
“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.
“License Agreement” means the License Agreement substantially in the form attached as Exhibit B hereto.
“Lien” means, with respect to any property or asset, any mortgage, easement, servitude, option, deed of trust, preemptive right, lien, pledge, security interest, hypothecation, restriction on use or transfer or any other similar encumbrance in respect of such property or asset; provided, however, that in any event, “Lien” shall exclude any (a) restrictions on transfer under securities Laws and (b) terms and conditions of any Organizational Document of any Acquired Company.
“Material Adverse Effect” means any effect that, when taken individually or together with all other adverse effects (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement), is materially adverse to the business, results of operations, condition (financial or other) or operations of the Acquired Companies, taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse effect directly or indirectly arising from or relating to: (a) general business or economic conditions (including inflation or deflation) or conditions generally affecting the industry in which the Acquired Companies operate, (b) changes in financial, banking, securities or capital markets or industries (whether public or
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private), including any disruption thereof, any decline in the price or valuation of any security, asset class or market index or any changes in general credit availability, (c) fiscal or monetary policies, including any changes in interest rates or quantitative easing or quantitative tightening policies, (d) local, regional, national or international political, social or health conditions, including any (i) any Public Health Matter (including any commercially reasonable action or omission of Seller or any Acquired Company in response to any Public Health Matter or any Public Health Measure) or (ii) generally applicable economic or financial sanctions, trade embargoes or other trade restrictions, (e) any military deployment or the engagement (whether new or continuing) by the United States, Canada or any other country in hostilities (whether or not pursuant to the declaration of a national emergency or war), (f) the occurrence of any military or cyber- attack, any act of terrorism (whether international or domestic) or any response to any of the foregoing, (g) any social unrest, (h) any natural or man-made disaster or acts of God, (i) changes in GAAP, (j) changes in Laws (clauses (a), through (j), collectively, “External Events”), (k) any failure of any Acquired Company to meet any projections or forecasts (provided, that this clause (k) shall not prevent a determination that any effect, change, event, or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such effect, change, event, or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (l) the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, distributors, employees or contractors of the Acquired Companies due to the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates, or (m) any action or omission contemplated by this Agreement or taken or omitted at the written request or with the written consent of Buyer; provided, that, in the case of an External Event, such External Event may be taken into account to the extent it adversely affects or would reasonably be expected to adversely effect the Acquired Companies, taken as whole, in a disproportionate manner relative to other similarly situated participants in the industry in which the Acquired Companies operate.
“Material Contract” means any of the Contracts listed or required to be listed on Schedule 3.9(a) of Seller Disclosure Schedule.
“Net Working Capital” means, as of the Determination Time, an amount equal to the Current Assets minus the Current Liabilities, in each case, as determined in accordance with the Accounting Principles.
“No-Action Letter” means written confirmation from the Commissioner of Competition that he or she does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
“Nonparty Affiliate” means any Seller Related Party or Buyer Related Party, in each case, other than Seller and Buyer.
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“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other decision issued, made, promulgated, rendered or entered by any Governmental Entity, arbitrator or mediator.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, operating agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).
“Party” means any party to this Agreement and, solely for purposes of Section 6.6, PFB Custom Homes.
“Payoff Indebtedness” means Indebtedness of the types set forth in subsections (a) and (b) of the definition of Indebtedness.
“Permit” means any authorization, approval, consent, certificate, license, permit, franchise or required filing with, of or from any Governmental Entity.
“Permitted Liens” means (a) statutory Liens for Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Most Recent Balance Sheet, (b) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business without material value, (c) Liens, easements, covenants, conditions restrictions, rights-of-way, encroachments and other similar (i) Liens for labor, materials or supplies provided, incurred in the ordinary course of business for amounts that are not yet due and payable or (ii) matters of record which do not materially interfere with the present use of the properties they affect, (d) Liens that are released prior to or in connection with the Closing, (e) zoning, building and other land use laws imposed by any Governmental Entity having jurisdiction over such parcel that are not violated by existing structures or the ordinary conduct of the business of the Acquired Companies, (f) Liens identified on issued title policies, title surveys or other documents or writings recorded in the public records, (g) Liens created by, through or at the written direction of Buyer or its Affiliates, (h) Liens in respect of any obligations as lessee under capitalized leases, (i) non-exclusive licenses of Intellectual Property in the ordinary course of business, and (j) Liens set forth on Schedule 1.1(a) of Seller Disclosure Schedules.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.
“Personal Information” means any information that identifies, could reasonably be used to identify or is otherwise linked or reasonably linkable to an individual person or household (including any current, prospective, or former customer, end user or employee), and includes any information that constitutes “personal information” or any equivalent terms as defined by applicable Privacy Laws or by the Acquired Companies in any of its relevant privacy policies, notices or Contracts (e.g., “personal data,” “personally identifiable information” or “PII”).
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“PFB America Corporation” means PFB America Corporation, a Delaware corporation and a wholly owned subsidiary of the Company.
“PFB Holdings” means PFB Holdings Company, LLC, a Delaware limited liability company.
“PFB Real Estate” means PFB America Real Estate, LLC, a Delaware limited liability company.
“Plasti-Fab Ltd.” means Plasti-Fab Ltd., a Canadian corporation.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Privacy Laws” means all applicable Laws relating to privacy and data security and the collection, use, processing and disclosure of Personal Information, including, to the extent applicable, the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta), Canada’s anti-spam legislation (CASL), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM) and the Telephone Consumer Protection Act of 1991 (TCPA), the California Consumer Privacy Act (CCPA) and any comparable Law of any other jurisdiction.
“Public Health Matter” means any epidemic, pandemic, public health emergency or disease outbreak.
“Public Health Measure” shall mean any “shelter-in-place”, “stay at home”, quarantine, social distancing, shut down, closure, sequester or other conditions or restrictions, or any other Law or requirement by a Governmental Entity, the U.S. Centers for Disease Control and Prevention, the World Health Organization or an applicable industry group in connection with or in respect of any Public Health Matter.
“R&D Sponsor” means any Governmental Entity, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to any Acquired Company or any developer, inventor or other contributor to any Company Owned Intellectual Property.
“R&D Tax Credits” means scientific research and experimental development investment tax credits under the Tax Act and any similar U.S. or non-U.S. federal, state, or provincial investment tax credits.
“Registered Intellectual Property” means Intellectual Property for which registrations have been obtained or pending applications for registration that have been filed with a Registration Office.
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“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office, all equivalent foreign Patent, Trademark, Copyright offices in any country or jurisdiction, or any other Governmental Entity that performs the functions of a Patent, Trademark or Copyright office in any country or jurisdiction.
“Release” means to release, spill, leak, pump, pour, emit, empty, discharge, deposit, inject, leach, dispose, dump or permit to escape.
“Representatives” of any Person shall mean the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.
“Resin Plant Contract” means that certain CCDC 5B Construction Management Contract – for Services and Construction (2010), dated August 17, 2023, by and among Plasti-Fab Ltd., as owner, Cana Management Ltd., as construction manager, and Neoteric Architecture Inc., as consultant.
“Resin Plant Project” means the polystyrene resin manufacturing expansion project at the Acquired Companies’ Crossfield, Alberta, Canada facility.
“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Seller Related Parties” means, collectively, Seller, each of its Affiliates (including (a) the Sponsor Holders, (b) prior to the Closing, the Acquired Companies, and (c) PFB Custom Homes) and its and their respective members, partners, stockholders, managers, officers and directors.
“SIPs” means structural insulated panels sold by the Acquired Companies in the ordinary course.
“SIP Amount” means (a) the aggregate amount of customer deposits or advanced payments made by a customer for the sole purpose of acquiring SIPs from any Acquired Company (collectively, “SIP Deposits”), minus (b) the profit realized or expected to be realized in respect of SIP Deposits. After giving effect to clause (b), the SIP Amount shall be further reduced by (i) inventory purchased with SIP Deposits, and (ii) cash from SIP Deposits used to make cash investments or other cash payments in support of projects for the customer making such SIP Deposits. In each case, the SIP Amount shall be determined in accordance with the Accounting Principles and shall be calculated as of the Determination Time.
“SIP Target” means $301,535.
“Sponsor Holders” means, collectively, Riverside Value Fund I, L.P., a Delaware limited partnership, Riverside Value Fund I-A, L.P., a Delaware limited partnership, RVF I CIV I, L.P., a Cayman Islands exempt limited partnership, and RVF I CIV III, L.P., a Delaware limited partnership.
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“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.
“Suit” means any suit, lawsuit, complaint, action, cause of action, demand, litigation, arbitration, mediation, summons, subpoena, right in action, claim, charge or other dispute resolution proceeding, in each case, before any Governmental Entity or arbitrator.
“Supply Agreement” means the Supply Agreement substantially in the form attached as Exhibit C hereto.
“Systems” means any computer systems, data processing systems and other information technology systems, facilities and services, including all software, hardware, networks, communications facilities, platforms and related systems, owned, leased, licensed or otherwise used or relied on by the Acquired Companies and the data stored or contained therein or transmitted thereby.
“Target Net Working Capital” means CAD$26,566,007.
“Tax” or “Taxes” means all U.S., Canadian, federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, governmental pension disability, use, personal and real property, withholding, excise, escheat or unclaimed property, production, transfer, alternative minimum, value added, occupancy and other taxes, fees, assessments or charges in the nature of a tax (whether imposed directly or through withholding and whether or not disputed) including any amounts resulting from the failure to file any Tax Return, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof) imposed by any Governmental Entity.
“Tax Act” means the Income Tax Act (Canada), including the regulations promulgated thereunder.
“Tax Liability Amount” means an amount equal to unpaid cash income Taxes for which any Acquired Company is liable for any Pre-Closing Tax Period (but including, for the avoidance of doubt, the specific items of income included below in this definition of the Tax Liability Amount irrespective of the whether they would be otherwise included in a Pre-Closing Tax Period) beginning on or after January 1, 2024 in jurisdictions where the Acquired Companies filed a Tax Return for the last Tax period for which a Tax Return was due (taking into account any applicable extensions) or commenced activities after the end of such Tax period, calculated (a) in accordance with the past practice of the Acquired Companies to the
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extent that such past practice is applicable and supported by applicable Law at a “more likely than not” (or higher) level of comfort, and (b) by (i) taking into account Transaction Deductions and utilizing net operating loss carryforwards, in each case, in Pre-Closing Tax Periods to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort, (ii) disregarding any transactions effected by, on behalf of, or at the express direction of, Buyer or any of its Affiliates on the Closing Date but after the Closing (other than as expressly contemplated or permitted by this Agreement and/or the Ancillary Documents), (iii) treating any Taxes included in the Tax Liability Amount as properly paid by the Acquired Companies to the proper Governmental Entity at the Determination Time, (iv) applying Section 6.3(a), (v) including any inclusion under Section 951(a) or Section 951A of the Code with respect to any “controlled foreign corporation” in which an Acquired Company owned an interest prior to the Closing in the gross income of the Acquired Companies for the Pre-Closing Tax Period ending on the Closing Date (and any related Tax credits, to the extent available to be claimed under applicable Law in such periods at a “more likely than not” (or higher) level of comfort) determined as if the taxable year of the “controlled foreign corporation” (as defined in Section 957(a) of the Code) giving rise to such inclusions ended on the end of the Closing Date, (vi) including Acquired Companies taxable income for the Pre-Closing Tax Period any income of the Acquired Companies arising from the Pre-Closing Reorganization (and using $7,125,000.00 as the fair market value of PFB Custom Homes and its assets), (vii) electing the 70% safe-harbor set forth in the Revenue Procedure 2011-29 for purpose of determining the Transaction Deductions for any success-based fees, (viii) including in the Acquired Companies taxable income for the Pre-Closing Tax Period any adjustments under Section 481(a) of the Code resulting from a change in a method of the accounting made by the Acquired Companies prior to the Closing that would otherwise not be included in a Pre-Closing Tax Period and (ix) taking into account only those Tax overpayments and estimated payments for a relevant jurisdiction solely to the extent such items are actually available to offset Taxes that would otherwise be included in the “Tax Liability Amount” in such jurisdiction as a matter of applicable law. For the avoidance of doubt, the amount of unpaid Taxes included in the definition of “Tax Liability Amount” (A) may not be less than zero for any jurisdiction, any entity or any Tax period, (B) shall include Taxes required to be paid as a result of an election, if any, made by an Acquired Company prior to the Closing pursuant to Section 965(h) of Code (including any such Taxes that are required to be paid with respect to any Tax period (or portion thereof) ending after the Closing Date) and (C) shall be calculated without taking into account the Tax Refunds or any other Tax refunds (assuming for this purpose that the Acquired Companies would elect to apply any overpayment of Taxes from prior periods to offset Tax liabilities for Tax periods ending on or prior to the Closing Date in lieu of claiming a Tax refund).
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means any and all of the following: (a) works of authorship (including software, firmware, and middleware, in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (b) inventions (whether or not patentable), designs, discoveries, and improvements; (c) proprietary, confidential
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and/or technical data and information, Trade Secrets, and know-how; (d) databases, data compilations and collections, and customer and technical data, (e) methods and processes, protocols, machine learning models, architectures, documentation, annotations, comments, designs, files, (f) devices, hardware, components, prototypes, models, tools, tooling, systems, designs, specifications and schematics; and (g) and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.
“Trade Secrets” means (a) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (b) all trade secrets within the meaning of applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, and other information relating to: research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.
“Transaction Deductions” means all Tax deductions available to any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement (including deductions related to repayment of Indebtedness, the payment of Transaction Expenses and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement) to the extent deductible under applicable Law at a “more likely than not” or higher level of comfort.
“Transaction Expenses” means, without duplication, to the extent unpaid as of immediately prior to the Closing, (a) all legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by Seller or any Acquired Company prior to the Closing with respect to any Transaction Matter, (b) (i) any sale bonuses, transaction bonuses, change in control payments, retention payments, shared ownership program payments or other compensation or benefits payable by any Acquired Company to any Employee, any former employee of an Acquired Company or any current or former individual service provider of any Acquired Company pursuant to any Contract or Employee Plan entered into by any Acquired Company, or as approved by the board of directors or equivalent governing body of any Acquired Company, prior to Closing that accelerates, accrues or becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (but excluding any severance or other payments arising as a result of the occurrence of one or more additional post-Closing events under so called “double-trigger” arrangements), and (ii) the payments and amounts set forth on Schedule 1.1(b) of Seller Disclosure Schedules related to special bonus payouts to Employees ((i) and (ii) collectively, “Change of Control Obligations”) and the employer portion of any payroll, employment or similar Taxes imposed on any Change of Control Obligation and (c) fifty percent (50%) of all Transfer Taxes set forth on Schedule 1.1(c) of Seller Disclosure Schedules; provided, however, that in no event shall Transaction Expenses include any (i) Buyer Expense, (ii) amount included in Indebtedness or
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Net Working Capital, (iii) distribution or other payment made in respect of Equity Securities of Seller or PFB Holdings, including any distributions or other payments in respect of Class B Units under PFB Holdings’ Amended and Restated Limited Liability Company Agreement, dated December 17, 2021, including those estimated amounts set forth on Schedule 1.1(d) of Seller Disclosure Schedules or (iv) Excluded Matter.
“Transaction Matters” means, collectively, the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents, Seller Disclosure Schedules and related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, and the negotiation and preparation with respect to other potential transactions involving a sale of the Securities or any similar transaction (including any purchase of any of the Acquired Companies’ Equity Securities or any merger, amalgamation, sale of substantially all assets or similar transaction involving any of the Acquired Companies).
“Transfer Taxes” means sales, use, goods and services, harmonized sales, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.
“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached as Exhibit D hereto.
“Treasury Regulations” means United States Treasury regulations promulgated under the Code.
“U.S.” or “United States” means the United States of America.
“Willful Breach” means a material breach of a covenant set forth in this Agreement by a Party that is caused by an intentional act or intentional failure to act by such Party, with actual knowledge of such Party that such intentional act or intentional failure to act would cause a material breach of such covenant.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Securities free and clear of all Liens.
2.2    Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Securities (the “Purchase Price”) shall be equal to $259,547,682 (the “Enterprise Value”) and shall be subject to adjustment pursuant to Section 2.5. The Purchase Price to be paid by Buyer at Closing shall be the Estimated Closing Amount, and such amount shall be subject to adjustment after the Closing pursuant to Section 2.5 and other provisions of this Agreement.
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2.3    Closing. Buyer and Seller shall consummate the transactions contemplated by this Agreement by exchange of documents via electronic mail (the “Closing”), as promptly as practicable but in any event on or before the date which is two (2) Business Days after the date on which all conditions set forth in Sections 7.1 and 7.2 (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived by the Party entitled to the benefit of the same, at 9:00 a.m. Mountain time, or at such other date and time as the Parties may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, that unless waived in writing by Seller (in its sole discretion), the Closing shall not occur prior to December 18, 2024 (such date, as may be waived by Seller, the “Inside Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously.
2.4    Closing Deliveries.
(a)    Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)     membership interest assignments duly executed by Seller evidencing the transfer and conveyance of the Securities to Buyer;
(ii)    a copy of the resolutions of each of Seller’s and the Company’s governing body, certified by an officer of Seller or the Company, as applicable, in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Seller and the Company of the transactions contemplated hereby;
(iii)    a certificate executed by the secretary or other duly authorized officer of each Acquired Company, dated as of the Closing Date, certifying (A) true and correct copies of the Organizational Documents of such Acquired Company, and (B) as to the incumbency and genuineness of the signatures of Seller and each Acquired Company executing this Agreement and any of the Ancillary Documents;
(iv)    certificates of existence and good standing (or equivalent certification) for each Acquired Company, certified by the Secretary of State or similar issuing Governmental Entity of its jurisdiction of organization, as of a date no more than ten (10) Business Days prior to Closing;
(v)    written resignations from, and duly executed by, each officer, director and manager of each of the Acquired Companies listed on Schedule 2.4(a)(v);
(vi)    payoff letters (collectively, the “Payoff Letters”) with respect to the Payoff Indebtedness, (A) setting forth the amount required to repay in full all such Payoff Indebtedness and (B) providing for (1) a release by the holders of such Payoff Indebtedness of all
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Liens granted by or otherwise applicable to the Acquired Companies to secure such Payoff Indebtedness and (2) the termination of such Payoff Indebtedness (except for customary obligations surviving the termination thereof or otherwise permitted to survive the termination thereof), and, to the extent not included in the Payoff Letters, evidence in form and substance reasonably acceptable to Buyer of the release of all Liens (other than Permitted Liens) on the Equity Securities, assets or any portion of the businesses of the Acquired Companies, in each case subject only to the satisfaction by Buyer of its payment obligations under Section 2.4(b)(i);
(vii)    unless otherwise requested by Buyer at least five (5) Business Days prior to the Closing, duly authorized and approved resolutions of the board of directors or other governing body of the applicable Acquired Company terminating each Employee Plan identified on Schedule 2.4(a)(vii), in each case effective as of the day before the Closing Date;
(viii)    the Escrow Agreement, duly executed by Seller;
(ix)    the Supply Agreement, duly executed by PFB Custom Homes and the applicable Acquired Companies party thereto;
(x)    evidence that each of (A) that certain Advisory Agreement, dated as of December 17, 2021, by and among Riverside Global Partners, LLC, PFB Holdco, Inc. and the other parties party thereto, as amended, and (B) that certain Fourth Amended and Restated Consulting Agreement, dated January 1, 2022, between PFB, Inc. and Catamaran Consulting, Inc, has been terminated;
(xi)    a customary payoff letter with respect to the Transaction Expenses under that certain Letter Agreement, dated April 13, 2024, by and between PFB Holdco, Inc. and Houlihan Lokey Capital, Inc., as amended pursuant to that certain Amendment, dated August 19, 2024, between PFB Holdco, Inc. and Houlihan Lokey Capital, Inc.;
(xii)    evidence of (A) the completion of the Pre-Closing Reorganization, including true and complete copies of the duly executed Reorganization Documents and (B) the formal dissolution of PFB Real Estate in accordance with applicable Laws;
(xiii)    each Acquired Company’s stock transfer books and ledger; provided, that the Parties acknowledge and agree that delivery of such stock transfer books and ledger shall be satisfied by Seller making such stock transfer books and ledger available to Buyer at the Company’s headquarters in Calgary, Alberta, Canada;
(xiv)    a complete archive copy of the “Project Carrera” virtual data room hosted by Intralinks as of the Closing Date;
(xv)    a certificate dated as of the Closing Date, signed by an officer of Seller in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(e) have been satisfied (the “Seller Certificate”);
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(xvi)    the Transition Services Agreement, duly executed by PFB Custom Homes;
(xvii)    the License Agreement, duly executed by PFB Custom Homes and PFB America Corporation; and
(xviii)    an acknowledgement consistent with the last sentence of Section 2 of the Sponsor Restrictive Covenant Agreement, duly executed by Riverside Partners, L.L.C.
(xix)    a properly completed IRS Form W-9 certifying that Seller is not subject to backup withholding, duly executed by Seller.
(b)    Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i)    an amount equal to the Estimated Closing Amount, by wire transfer of immediately available funds, to the accounts designated in writing prior to the Closing Date by Seller to Buyer;
(ii)    a copy of the resolution of Buyer’s board of directors or an authorized committee thereof, certified by an officer of Buyer in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby;
(iii)    the Escrow Agreement, duly executed by Buyer;
(iv)    a certificate executed by the secretary or other duly authorized officer of Buyer, dated as of the Closing Date, certifying (A) true and correct copies of the Organizational Documents of Buyer, and (B) as to the incumbency and genuineness of the signatures of Buyer;
(v)    the Transition Services Agreement, duly executed by Buyer; and
(vi)    a certificate dated as of the Closing Date, signed by an officer of Buyer in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (the “Buyer Certificate”).
(c)    Payment of Indebtedness and Transaction Expenses. At the Closing, Buyer shall pay or cause to be paid, on behalf of Seller and the Acquired Companies, (i) the Estimated Indebtedness that is Payoff Indebtedness to the agent, lenders or other obligees named in the applicable Payoff Letter and (ii) the Estimated Transaction Expenses (other than Change of Control Obligations and Transfer Taxes) to the obligees thereof, in the case of clause (ii), as evidenced by invoices reflecting such Estimated Transaction Expenses delivered to Buyer with the Estimated Closing Schedule.
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(d)    Payment of Change of Control Obligations. At the Closing, Buyer shall, on behalf of Seller and the Acquired Companies, contribute or cause to be contributed the aggregate amount of the Change of Control Obligations to the Acquired Companies and shall cause the applicable Acquired Company to pay to the applicable obligees thereof any Change of Control Obligations through its payroll system, net of all applicable Tax withholdings, as soon as reasonably practicable after the Closing (but in no event later than the end of the first regular payroll period commencing immediately following the Closing Date). Following the Closing Date, Buyer shall cause the applicable Acquired Company to timely and properly deposit any Tax withholdings described above with the appropriate Governmental Entity in accordance with the regular payroll practices of such Acquired Company.
(e)    Adjustment Escrow Deposit. At the Closing, Buyer shall deposit, or cause to be deposited, with Wilmington Trust, N.A. (the “Escrow Agent”) an amount equal to $3,000,000 (the “Adjustment Escrow Deposit”) as part of the consideration for the Securities, to be held in escrow in an account (the “Adjustment Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of an Escrow Agreement substantially in the form attached as Exhibit E hereto (the “Escrow Agreement”).
2.5    Purchase Price Adjustment.
(a)    Estimated Closing Schedule. On or before the date which is three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the “Estimated Closing Schedule”) setting forth Seller’s good faith estimate of (i) each item of Indebtedness outstanding as of immediately prior to the Closing (provided that the Tax Liability Amount shall be calculated as of the end of the day on the Closing Date) (“Estimated Indebtedness”) based on the Payoff Letters, if applicable, including the amount and payee thereof, (ii) each Transaction Expense (“Estimated Transaction Expenses”), including the amount and payee thereof, (iii) Net Working Capital (“Estimated Net Working Capital”), (iv) Cash (“Estimated Cash”), (v) the CapEx Amount (the “Estimated CapEx Amount”), (vi) 2024 Bonus Obligation (the “Estimated 2024 Bonus Obligation”), (vii) the SIP Amount (the “Estimated SIP Amount”) and (viii) the Estimated Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof. Seller shall, and shall cause the Acquired Companies to, cooperate and use their respective best efforts to provide to Buyer and its representatives all relevant information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all relevant personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Buyer in connection with its review of the Estimated Closing Schedule. Seller shall consider any revisions to the Estimated Closing Schedule timely proposed by Buyer in good faith and, to the extent that Seller agrees in its sole discretion (acting in good faith) to any such revisions, Seller shall deliver a revised Estimated Closing Schedule to Buyer reflecting such accepted revisions, which revised Estimated Closing Schedule shall (x) be deemed to have been delivered at the time Seller delivered the initial Estimated Closing Schedule, (y) supersede and replace the prior versions for all purposes hereunder, and (z) be used for purposes of determining the Estimated Closing Amount and the other items set forth therein at the Closing. Notwithstanding
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anything to the contrary contained herein, in no event shall Buyer’s review of the Estimated Closing Schedule, any revision thereof by Seller or any dispute with respect thereto delay the date by which the Closing is required to have occurred pursuant to Section 2.3 disregarding any review or revision of, or dispute with respect to, the Estimated Closing Schedule.
(b)    Actual Closing Schedule. As soon as practicable, but not later than ninety (90) calendar days after the Closing Date (the “Delivery Deadline”), Buyer shall prepare in good faith and deliver to Seller a schedule (the “Actual Closing Schedule”) setting forth Buyer’s good faith determination of (i) each item of Indebtedness outstanding as of immediately prior to the Closing (provided that the Tax Liability Amount shall be calculated as of the end of the day on the Closing Date) including the amount and payee thereof, (ii) each Transaction Expense including the amount and payee thereof, (iii) Net Working Capital, (iv) Cash, (v) the CapEx Amount, (vi) the 2024 Bonus Obligation, (vii) the SIP Amount, and (viii) the Actual Closing Amount resulting therefrom, in each case, together with (x) a reasonable reconciliation of such items with the amounts set forth in the Estimated Closing Schedule and (y) reasonably detailed supporting documents for the calculation thereof. If Buyer fails to deliver an Actual Closing Schedule in accordance with the foregoing on or prior to the Delivery Deadline, then Seller may demand by written notice that Buyer deliver an Actual Closing Schedule within ten (10) calendar days after receipt by Buyer of such notice, and in the event an Actual Closing Schedule is not so delivered within such time period, Seller shall have the right, at its election, to (x) determine that the Estimated Closing Schedule delivered by Seller at the Closing shall be deemed for all purposes hereunder to reflect the final calculation of the Actual Closing Amount, and such determination shall be final, binding and non-appealable by the Parties, or (y) prepare an Actual Closing Schedule and deliver it to Buyer no later than one hundred ninety (190) days after the Closing Date, in which case the review, dispute resolution and adjustment payment provisions set forth in this Section 2.5 shall apply to Buyer in the same manner in which they would have applied to Seller if Buyer had delivered a timely Actual Closing Schedule, mutatis mutandis. The Parties acknowledge and agree that the intent of the Parties is to determine Indebtedness, Transaction Expenses, Net Working Capital, Cash, the CapEx Amount, the 2024 Bonus Obligation, the SIP Amount and the Actual Closing Amount resulting therefrom, in each case, in accordance with the definitions thereof set forth herein and the Accounting Principles and not to permit the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies.
(c)    Reasonable Access. After delivery of the Actual Closing Schedule, Buyer shall, and shall cause the Acquired Companies to, cooperate and provide to Seller and its Representatives all relevant information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all relevant personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Seller in connection with its review of the Actual Closing Schedule and the resolution of any disputes with respect thereto.
(d)    Protest Notice. Within thirty (30) calendar days after delivery of the Actual Closing Schedule, Seller may deliver a written notice (the “Protest Notice”) to Buyer of any disagreement that Seller may have as to the Actual Closing Schedule. The Protest Notice
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shall specify those items or amounts with which Seller disagrees and shall set forth Seller’s calculation, based on such objections, of the Actual Closing Amount resulting therefrom. To the extent not set forth in the Protest Notice, Seller shall be deemed to have agreed with Buyer’s calculation of all items and amounts contained in the Actual Closing Schedule. If Seller fails to deliver a Protest Notice on or before the date which is thirty (30) calendar days after delivery of the Actual Closing Schedule, the Indebtedness outstanding as of immediately prior to the Closing (provided that the Tax Liability Amount shall be calculated as of the end of the day on the Closing Date), Transaction Expenses, Net Working Capital, Cash, the CapEx Amount, the 2024 Bonus Obligation, the SIP Amount and the Actual Closing Amount resulting therefrom, in each case, as set forth on the Actual Closing Schedule shall be final, binding and non-appealable by the Parties.
(e)    Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.5(d), Seller and Buyer shall promptly negotiate in good faith to resolve all items disputed by Seller in the Protest Notice. If Buyer and Seller are unable to resolve in writing all items disputed by Seller in the Protest Notice within thirty (30) calendar days after Buyer’s receipt of the Protest Notice, then either Seller or Buyer shall have the right to cause the Parties to jointly engage Grant Thornton Advisors LLC, or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by Seller and Buyer (in either case, the “Accounting Firm”), to resolve the remaining disputed items. The Accounting Firm shall act as an expert (and not an arbitrator) to determine, based solely on presentations and submissions by Seller and Buyer and not by independent review, only those items still in dispute, in each case, in accordance with the applicable definitions set forth herein and the Accounting Principles (and not with the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies). All discussions and presentations by Seller or Buyer to the Accounting Firm must take place in the presence (including by telephone) of the other Party, and all submissions made by Seller or Buyer to the Accounting Firm must be concurrently delivered to the other Party. All presentations and submissions by Seller and Buyer shall be made to the Accounting Firm no later than fifteen (15) calendar days after the engagement of the Accounting Firm, and the Accounting Firm shall be instructed by Seller and Buyer to render its written decision with respect to only those items still in dispute no later than fifteen (15) calendar days thereafter (it being acknowledged and agreed that the failure of the Accounting Firm to timely deliver its written decision shall not render the determination of the Accounting Firm invalid). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value of such item claimed by either Party. All determinations made by the Accounting Firm in its written decision will be final, binding and non-appealable by the Parties. Judgment may be entered upon the written decision of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller (as determined by the Accounting Firm) so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the aggregate amount in dispute that is ultimately unsuccessfully disputed by Seller and the denominator of which is the
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total amount in dispute submitted to the Accounting Firm. The balance of the fees and expenses of the Accounting Firm shall be paid by Buyer. All other fees and expenses incurred in connection with the dispute resolution process set forth in this Section 2.5, including fees and expenses of attorneys and accountants, shall be borne and paid by the Party incurring such expense. The term “Final Closing Schedule,” as used in this Agreement, shall mean the Actual Closing Schedule if deemed final in accordance with Section 2.5(d) or the definitive Final Closing Schedule agreed to in writing by Seller and Buyer or resulting from the determinations made by the Accounting Firm in accordance with this Section 2.5(e).
(f)    Payment. Within five (5) calendar days after the determination of the Final Closing Schedule:
(i)    if the Estimated Closing Amount is greater than the Actual Closing Amount, then such difference, up to the amount of the Adjustment Escrow Deposit, shall be disbursed from the Adjustment Escrow Account to Buyer;
(ii)    if the Estimated Closing Amount is less than the Actual Closing Amount, then Buyer shall pay to Seller such difference, by wire transfer of immediately available funds to an account designated by Seller; or
(iii)    if the Estimated Closing Amount is equal to the Actual Closing Amount, neither Buyer nor Seller shall owe any monies to the other Party in connection with the determination of the Actual Closing Amount.
(g)    Adjustment Escrow. Within five (5) calendar days after the determination of the Final Closing Schedule, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to disburse all of the funds in the Adjustment Escrow Account as follows: (i) to Buyer, the amount (if any) payable to Buyer pursuant to Section 2.5(f)(i) and (ii) to Seller the remaining funds (if any) in the Adjustment Escrow Account by wire transfer of immediately available funds to an account designated by Seller.
(h)    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except in cases of Fraud (i) the process and adjustment set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Actual Closing Amount (and, without limiting the generality of the foregoing, in no event shall it be used to seek recourse for any inaccuracy in the representations and warranties in Article III) and (ii) Buyer’s right to receive a disbursement from the Adjustment Escrow Account pursuant to Section 2.5(f)(i) shall be Buyer’s sole and exclusive remedy in the event that the Actual Closing Amount is less than the Estimated Closing Amount (and in no event shall any Buyer Related Party have any remedy, recourse or entitlement whatsoever, whether at law or in equity, against any Seller Related Party with respect thereto).
(i)    CAD Adjustment. For purposes of calculating the Estimated Closing Amount and the Actual Closing Amount under this Agreement, the following shall apply: (i) the calculations of Estimated Net Working Capital and Net Working Capital shall be made in CAD,
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(ii) the difference between Estimated Working Capital or Net Working Capital, as applicable, and Target Working Capital shall be determined in CAD, and (iii) such difference shall be converted to U.S. dollars in accordance with Section 9.14(m) for purposes of the final presentation of the Estimated Closing Statement and the Actual Closing Statement, as applicable.
2.6    Withholding. Each Buyer Related Party and each of its designees (as applicable, the “Withholding Agent”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder or any provision of state, local or non-U.S. Tax Law. Except in the event of a failure to deliver the documentation described in Section 2.4(a)(xvii), the applicable Withholding Agent shall (i) notify Seller in writing of its intention to deduct or withhold Taxes with respect to any payment to Seller no later than five (5) Business Days prior to the due date of the payment giving rise to any such deduction or withholding, and (ii) shall use commercially reasonable efforts to cooperate with Seller and its Affiliates (at Seller’s expense) to minimize any such deduction and withholding. To the extent that amounts are so withheld (and unless such amounts are not subsequently paid over to the appropriate Governmental Entity within the statutorily required period), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER
Except as set forth in Seller Disclosure Schedules, the Company and Seller, jointly and severally, hereby represent and warrant to Buyer as follows:
3.1    Existence and Power.
(a)    Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own, lease or license, as applicable, its assets.
(b)    Each Acquired Company is an entity duly formed and validly existing under the Laws of its jurisdiction of incorporation or formation (as applicable), has all requisite corporate, partnership or limited liability company, as applicable, power and authority required to own and lease its property and to carry on its business as presently conducted.
(c)    Each Acquired Company is in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable) and is duly qualified to transact business as a foreign entity and is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.
(d)    True, correct and complete copies of each Acquired Company’s Organizational Documents, minute books and stock transfer books and similar records have been
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made available to Buyer. Each Acquired Company’s Organizational Documents are in full force and effect, and none of Seller nor any Acquired Company is in violation of any of the provisions of Seller’s or any Acquired Company’s Organizational Documents.
(e)    Except as set forth on Schedule 3.1(e) of Seller Disclosure Schedules, PFB Real Estate does not have and has not had within the last five (5) years any operations, assets or Liabilities.
3.2    Authorization and Enforceability.
(a)    Seller has the requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within Seller’s limited liability company powers, (b) have been duly authorized by all necessary limited liability company action on the part of Seller, and (c) no other limited liability company action on the part of Seller is necessary to authorize this Agreement and each such other Ancillary Document, or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Ancillary Document to which it is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law (the “Enforceability Exceptions”).
(b)    The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Company’s corporate powers, (b) have been duly authorized by all necessary corporate action on the part of the Company, and (c) no other corporate action on the part of the Company is necessary to authorize this Agreement and each such other Ancillary Document, or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Ancillary Document to which it is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
3.3    Governmental and Third Party Authorizations. Except as set forth on Schedule 3.3 of Seller Disclosure Schedules, assuming submissions relating to Competition Act
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Approval are made and Competition Act Approval is obtained, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity with respect to any Permit of or Suit, Order or Law applicable to the Acquired Companies is required to be made or obtained by Seller or any Acquired Company in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents and the consummation by Seller and the Company of the transactions contemplated by this Agreement or the Ancillary Documents.
3.4    Noncontravention; Transaction Consents. Except as set forth on Schedule 3.4 of Seller Disclosure Schedules, assuming submissions relating to Competition Act Approval are made and Competition Act Approval is obtained, the execution, delivery and performance by Seller of this Agreement or any Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization), will not (a) conflict with or violate the Organizational Documents of Seller or any Acquired Company, (b) conflict with or violate any Law, Suit or Order applicable to Seller or any Acquired Company in any material respect, (c) conflict with, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), give rise to any right of termination, cancellation or acceleration of any right or obligation of any Acquired Company under or the loss of any benefit to which any Acquired Company is entitled under, or require any consent of any Person pursuant to, any Material Contract to which any Acquired Company is a party or it or its assets are otherwise bound, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company.
3.5    Capitalization; Title to Shares.
(a)    Seller is the lawful record and beneficial owner of the Securities and has good, valid and marketable title to the Securities free and clear of any Liens (other than Permitted Liens). Other than this Agreement, there are no Contracts that require Seller to sell, transfer or otherwise dispose of any of the Securities. Seller has the exclusive right to sell the Securities, and Seller is not a party to nor bound by, and the Securities are not subject to, any Contract affecting or relating to the Securities (other than Organizational Documents of Seller and the Company). At the Closing, good and valid title to the Securities will pass to Buyer free and clear of any Liens (other than Permitted Liens).
(b)    Schedule 3.5(b) of Seller Disclosure Schedules sets forth the entire authorized Equity Securities of each Acquired Company and a complete and correct list of the issued and outstanding Equity Securities of each Acquired Company, including the name of the record owner thereof and the number of Equity Securities held thereby. All of the outstanding Equity Securities of each Acquired Company have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable. Except as set forth on Schedule 3.5(b), the Company has not granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, its Equity Securities, and there are no (i) Contracts which obligate the Company to purchase, redeem or otherwise acquire any of its outstanding Equity Securities, (ii) share appreciation rights, phantom equity or similar plans to which any Acquired Company is a party or its assets are otherwise bound or (iii) voting trusts, proxies, or
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similar Contracts to which any Acquired Company is a party with respect to the Equity Securities of the Company. Except as set forth on Schedule 3.5(b), neither Seller nor any Acquired Company has any Subsidiaries or Equity Securities in any Person.
(c)    Except with respect to the Organizational Documents of the Acquired Companies or as otherwise set forth on Schedule 3.5(c) of Seller Disclosure Schedules, no Acquired Company is party to any Contract with respect to the sale, voting or transfer of any of its Equity Securities (whether outstanding or issuable upon conversion or exercise of outstanding securities).
3.6    Financial Statements.
(a)    Schedule 3.6(a) of Seller Disclosure Schedules contains copies of the following financial statements (collectively, the “Financial Statements”):
(i)    the audited consolidated balance sheet of the Company, as of December 31, 2023 and December 31, 2022 and the related audited consolidated statements of income, changes in equity and cash flows for the twelve (12) month periods then ended (collectively, the “Audited Financial Statements”); and
(ii)    the unaudited consolidated balance sheet of the Company as of July 31, 2024 (the “Most Recent Balance Sheet”) and the related unaudited consolidated statement of income for the seven (7)-month period then ended (together, the “Unaudited Financial Statements”).
(b)    Each of the Financial Statements presents fairly the financial position of the Acquired Companies, as applicable, at the dates thereof and the results of operations of the Acquired Companies, as applicable, for the periods then ended, as applicable, in accordance with GAAP in all material respects, except (i) as may be stated in the notes thereto, (ii) that the Unaudited Financial Statements are subject to year-end adjustments and lack the footnote disclosure otherwise required by GAAP and (iii) as set forth on Schedule 3.6(b) of Seller Disclosure Schedules.
(c)    In the last three (3) years, no Acquired Company has received any written notice from any auditor of any significant deficiency (as defined by Canadian Auditing Standards) or material weakness.
(d)    Schedule 3.6(d) of Seller Disclosure Schedules contains copies of the unaudited balance sheet trial balance accounts of the Company (giving pro-forma effect to the Pre-Closing Reorganization and dissolution of PFB Real Estate) as of August 31, 2024, December 31, 2023 and December 31, 2022 and the related unaudited income statement trial balance accounts for the eight (8) or twelve (12) month periods, as applicable, then ended. The unaudited balance sheet and income statement trial balance accounts of the Company set forth on Schedule 3.6(d) were prepared from the Books and Records fairly present the pro forma financial position and results of operations reflected therein in all material respects; provided that they do not include any allocation of corporate overhead.
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3.7    No Undisclosed Liabilities. Except as set forth on Schedule 3.7 of Seller Disclosure Schedules, the Acquired Companies have no Liabilities, except for: (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet, (ii) Liabilities incurred in the ordinary course of business of the Acquired Companies since the date of the Most Recent Balance Sheet (none of which relate to a breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) Liabilities arising under any Contract or Permit (other than as a result of a breach of such Contract or Permit prior to Closing); (iv) Permitted Liens; (v) Indebtedness and Transaction Expenses; (vi) Liabilities that are less than $10,000; and (vii) other Liabilities set forth in or arising out of matters described in, this Agreement or the Seller Disclosure Schedules.
3.8    Absence of Certain Changes. Since December 31, 2023, except as provided for in this Agreement or as set forth on Schedule 3.8 of Seller Disclosure Schedules, each Acquired Company has conducted its business only in the ordinary course and consistent with past practice. Without limiting the foregoing, since December 31, 2023:
(a)    there has not been any event, change, circumstance, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect;
(b)    neither Seller nor any Acquired Company has received written notice of, or has taken any action (or failed to take any action) that has resulted in or would reasonably likely to result in, any material delays or unplanned or unbudgeted Liabilities in connection with the completion of the Resin Plant Project;
(c)    no Acquired Company has (i) sold, leased, transferred, or assigned any of its assets, other than in the ordinary course of business consistent with past practice, or (ii) acquired any operating business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
(d)    no Acquired Company has knowingly cancelled, compromised, waived or released any material right or material claim outside of the ordinary course of business consistent with past practice;
(e)    no Acquired Company has granted any material license or sublicense of any rights under or with respect to any Intellectual Property;
(f)    no Acquired Company has incurred or guaranteed any Indebtedness for borrowed money (other than (i) Payoff Indebtedness, (ii) draws under an existing revolving line of credit in the ordinary course of business consistent with past practice, and (iii) the Tax Liability Amount) or mortgaged, pledged or subjected any assets to any Lien or created, imposed or otherwise incurred any Lien upon any assets (in each case, other than Permitted Liens);
(g)    no Acquired Company has made or authorized any change to any of its Organizational Documents;
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(h)    no Acquired Company has issued, sold or otherwise disposed of or redeemed any of its Equity Securities, granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities, split, combined, subdivided or reclassified any Equity Securities of the Acquired Companies or declared, set aside or paid any dividend or made any other distribution (other than (i) dividends paid in cash consistent with the Acquired Companies’ historical dividend and distribution practices and (ii) dividends or other distributions from one Acquired Company to another Acquired Company) with respect to any of its Equity Securities;
(i)    no Acquired Company has experienced any material damage or destruction of its assets or properties (whether or not covered by insurance);
(j)    no Acquired Company has (i) increased in any manner the compensation or benefits of any of its directors, officers, Employees or other individual service providers with annual salaries or base remuneration in excess of $100,000 (other than any increases to annual salaries or base remuneration (and corresponding increases to target bonus or other incentive compensation) in an aggregate amount less than 10% of the applicable annual salary or base remuneration in effect on the date of this Agreement), (ii) became a party to, established, adopted, terminated or amended any Employee Plan or any broad-based plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof (other than renewals of broad-based Employee Plans in the ordinary course of business), (iii) took any action to accelerate the vesting or lapsing of restrictions or to accelerate payment under any Employee Plan, in each case, except (A) as required by the terms of any Law, Contract or Employee Plan, (B) for any Employee Plans or Change of Control Obligations set forth on Schedule 3.9(a)(iii) or Schedule 3.17(a) of Seller Disclosure Schedules, (C) the hiring of Employees or other service providers with annual base salaries or base remuneration under $100,000 (and entry into Employee Plans in connection therewith) in the ordinary course of business consistent with past practice or (D) Change of Control Obligations;
(k)    no Acquired Company has (i) made, revoked or modified any income or other Tax election outside of the ordinary course of business consistent with past practice, (ii) changed any annual Tax accounting period, (iii) adopted or changed any Tax accounting method (except as required by a concurrent change in applicable Tax Law), (iv) commenced,  settled or compromised any Suits or audits principally relating to Taxes, (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Tax Return), (vi) entered into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other agreement relating to Taxes (in each case, other than any Customary Agreement) or (vii) failed to pay material Taxes imposed on such Acquired Company when due (taking into account any applicable extensions);
(l)    no Acquired Company has entered into, amended, modified or terminated any Material Contract (other than renewals entered into upon expiration of the term of any Material Contract), including any Contracts to use, occupy or acquire real property and the exercise of any rights or options to extend or renew any Real Property Leases, in each case,
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except for amendments and modifications set forth on Schedule 3.9 of the Seller Disclosure Schedules;
(m)    no Acquired Company has settled or compromised (or amended a settlement or compromise of) any Suit, unless such settlement, compromise or amendment (i) does not provide for any injunctive relief or any continuing non-monetary obligations on any Acquired Company (other than customary confidentiality, release, non-disparagement and similar obligations) and (ii) does not involve payments by the Acquired Companies after the Determination Time that exceed $25,000 (excluding any amounts that are actually paid under existing insurance policies); provided, that this subsection (m) shall not apply with respect any Suit involving any Buyer Related Party with respect to this Agreement, any Ancillary Document or the transactions contemplated hereby and thereby;
(n)    no Acquired Company has made any change in any method of accounting or auditing practice, or made any change, in any material respect, to its cash management practices, policies and procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible receivables prepayment of expenses, accrual of expenses or deferral of revenue, except (i) as required by GAAP or Law or, in each case, any interpretation thereof or (ii) as required by an Acquired Company’s auditors;
(o)    no Acquired Company has made (or forgiven) any loans or advances to any Employee in excess of $10,000, except loans under any Acquired Company’s 401(k) plan or advances for travel and other normal business expenses to officers and employees in the ordinary course of business;
(p)    no Acquired Company has implemented any employee reductions triggering the application of any mass termination provisions under applicable Law;
(q)    other than with respect to the Resin Plant Project, no Acquired Company has made any capital expenditures or non-cancelable commitments therefor, in each case, the unpaid portion of which, as of the Determination Time, exceeds $100,000 individually or $250,000 in the aggregate; and
(r)    no Acquired Company has legally obligated itself to do any of the actions described in the foregoing clauses (b) through (q).
3.9    Material Contracts.
(a)    Schedule 3.9(a) of Seller Disclosure Schedules contains a list as of the date hereof of each Contract (in each case, other than purchase orders that, were entered into with customers or suppliers in the ordinary course of business consistent with past practice) pursuant to which any Acquired Company has any executory rights or obligations that:
(i)    is a Contract with any Top Customer or Top Supplier;
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(ii)    providing for payments (whether fixed, contingent, or otherwise) by or to an Acquired Company (A) in an annual amount of $250,000 or more or (B) in an aggregate amount of $1,000,000 or more;
(iii)    any dealer, distributor, reseller, VAR (value added reseller), OEM (original equipment manufacturer), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any product or service provided, manufactured or sold by the Acquired Companies to such dealer, distributor, reseller, VAR (value added reseller), OEM (original equipment manufacturer) or sales representative, in each case, providing for payments (whether fixed, contingent or otherwise) by or to an Acquired Company in an annual amount of $1,500,000 or more;
(iv)    involving any severance, material retention or similar payments or benefits, including Contracts contemplating Change of Control Obligations;
(v)    is an agreement pursuant to which any Acquired Company leases, subleases, licenses, uses or occupies any real property (the “Real Property Leases”);
(vi)    creates a partnership or joint venture with any other Person;
(vii)    is an agreement with any officer, director, manager or Employee of any Acquired Company, other than an Employee Plan or a non-competition, non-solicitation, confidentiality, Intellectual Property assignment and/or other restrictive covenant agreement in favor of the Acquired Companies;
(viii)    restricts any Acquired Company from engaging or competing with any Person in any line of business in any geographic area;
(ix)    is with an Affiliate of any Acquired Company (other than another Acquired Company);
(x)    involves non-cancelable commitments to make capital expenditures in excess of $250,000 annually;
(xi)    relates to the settlement or other resolution of any Suit or threatened Suit (including any agreement under which any employment-related Suit is settled), in each case, under which the Acquired Companies have settled such Suit within the past three (3) years or under which the Acquired Companies have continuing obligations;
(xii)    pursuant to which any Acquired Company has acquired or disposed of any business (whether by merger, sale of capital stock, sale of assets or otherwise), which such acquisition or disposition was consummated during the past three (3) years;
(xiii)    relates to Indebtedness;
(xiv)    is with a Governmental Entity;
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(xv)    is an agreement with any staffing company, temporary employee agency, professional employer organization or other similar company or agency;
(xvi)    is a collective bargaining agreement (or similar labor contract) covering any Employee or is with any labor organization;
(xvii)    granting to any Person (other than any Acquired Company) any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase any Acquired Company’s services;
(xviii)    relates to the Resin Plant Project and provides for payments (whether fixed, contingent, or otherwise) by an Acquired Company in an annual amount of $250,000 or more;
(xix)    grants, or requires the granting of, to any Person (A) a license or sublicense with respect to any of the Company Intellectual Property, excluding immaterial non-exclusive licenses in the ordinary course of business consistent with past practice, or (B) any covenant not sue (or assert any similar right) with respect to any Intellectual Property; and
(xx)    (A) grants, or requires the grant, by any Person to any Acquired Company (x) any right under or license to any material Intellectual Property, excluding immaterial non-exclusive licenses in the ordinary course of business consistent with past practice, or (y) any covenant not to sue (or assert, any similar right) with respect to any Intellectual Property, or (B) obligates any Acquired Company to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any products or services of the business of the Acquired Companies or Company Owned Intellectual Property.
(b)    The Company has made available to Buyer correct and complete copies of each Material Contract, including all modifications, amendments and supplements thereto. Each Material Contract is in full force and effect and, after giving effect to the Pre-Closing Reorganization, is a legal and binding obligation of the applicable Acquired Company and, to Seller’s Knowledge, the counterparty thereto. None of the Acquired Companies is in receipt of any written notice of any breach of any Material Contract or termination by the other party to any Material Contract. There has been no material breach or default under any Material Contract by any Acquired Company or, to Seller’s Knowledge, any other party thereto, and no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to or would constitute a material breach or material default thereunder by any Acquired Company or, to Seller’s Knowledge, any other party thereto.
3.10    Suits. Except as set forth on Schedule 3.10 of Seller Disclosure Schedules, there are no, and during the past three (3) years there have not been any, Suits pending or, to Seller’s Knowledge, threatened by or against any Acquired Company. For any such Suit set forth on Schedule 3.10 of Seller Disclosure Schedules, Schedule 3.10 of Seller Disclosure Schedules sets forth the Acquired Company (or Acquired Companies) party to such Suit. Except as disclosed on
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Schedule 3.10, there are no, and during the past three (3) years there have not been any, Orders in effect with respect to or binding on any Acquired Company or any Acquired Company’s assets.
3.11    Compliance with Laws; Permits. Except as set forth on Schedule 3.11 of Seller Disclosure Schedules, each Acquired Company is, and has been during the last three (3) years, in compliance in all material respects with (a) applicable Laws and (b) any Permit necessary for the ownership of its assets or the operation of its business. Except as set forth on Schedule 3.11 of Seller Disclosure Schedules, none of the Acquired Companies has received in the last three (3) years a written notice from any Governmental Entity or other Person of any violation or alleged violation by it of any Law or any Permit necessary for the ownership of its assets or the operation of its business. Schedule 3.11 of Seller Disclosure Schedules contains a list of all material Permits held by any Acquired Company, which are all Permits required for the Acquired Companies to conduct their business as currently conducted in all material respects.
3.12    Tangible Personal Property. Except as will be provided to the Acquired Companies by PFB Custom Homes under the Transition Services Agreement, each Acquired Company has good and marketable title to or, in the case of leased property other than the Real Property, has valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment, Systems, office, operating and other supplies and furniture) material to its business as presently conducted, free and clear of all Liens other than Permitted Liens. The furniture, fixtures, machinery, equipment, Systems, vehicles and other items of tangible personal property of the Acquired Companies that are material to their business as presently conducted are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, Systems, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material. Except as will be provided to the Acquired Companies by PFB Custom Homes under the Transition Services Agreement, the furniture, fixtures, machinery, equipment, Systems, vehicles and other items of tangible personal property currently owned or leased by the Acquired Companies, together with all other properties and assets of the Acquired Companies, constitute all of the rights, property and assets necessary to conduct the business of the Acquired Companies as presently conducted and are sufficient for the continued conduct of the business of the Acquired Companies as presently conducted.
3.13    Intellectual Property.
(a)    Schedule 3.13(a) of Seller Disclosure Schedules contains a complete and accurate list of: all Company Registered Intellectual Property, grouped by Patents, Trademarks, Copyrights, domain names and other Company Registered Intellectual Property; setting forth for each of the foregoing as applicable, the title, application number, filing date, issuance or grant date, jurisdiction, and registration number for each such item of Company Registered Intellectual Property. Except as otherwise set forth on Schedule 3.13(a) of Seller Disclosure Schedule, none of the Company Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and an Acquired Company has maintained all Company Registered
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Intellectual Property, including by making all filings, and all payments of renewals and maintenance fees in respect of the Company Registered Intellectual Property which were due prior to the date hereof have been duly paid, and all Company Registered Intellectual Property is held in the name of an Acquired Company. The Company Registered Intellectual Property is subsisting, valid and enforceable (or in the case of applications, applied for and pending). None of the Company Registered Intellectual Property is currently, nor in the past three (3) years has been, involved in any Suits regarding the ownership, use, validity, scope or enforceability thereof. To Seller’s Knowledge, there are no facts that could reasonably be expected to provide a valid basis to challenge any Acquired Company’s ownership or right to use, or the validity, scope, or enforceability of any Company Registered Intellectual Property.
(b)    An Acquired Company is the sole and exclusive owner of all right, title, and interest in and to all Company Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 3.13(b) of Seller Disclosure Schedules, no Company Owned Intellectual Property was jointly developed with any Person other than another Acquired Company or Employee. No Acquired Company has, in the past five (5) years, transferred ownership of, or granted any exclusive rights in, any Company Owned Intellectual Property to any third-party Person. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the Pre-Closing Reorganization), will impair any right of any Acquired Company in or to any Company Intellectual Property or Systems or cause any Acquired Company to make any additional payment with respect to such Company Intellectual Property or Systems. No Company Owned Intellectual Property is subject to any consent, settlement, writ or Order prohibiting or restricting any Acquired Company’s use, ownership, enforcement or other exploitation or disposition thereof. After giving effect to the Pre-Closing Reorganization, the Acquired Companies have the valid and enforceable right to use each item of the Company Licensed Intellectual Property in connection with the conduct of their business as currently conducted.
(c)    The conduct of the business of each of the Acquired Companies does not infringe, misappropriate, dilute or otherwise violate, and has not in the past three (3) years infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any third-party Person, or constituted unfair competition or unfair trade practices under the Laws of any jurisdiction in which each of the Acquired Companies conducts their business, and, to Seller’s Knowledge, there is no reasonable basis for any such claims. There are no Suits against or asserted in writing by any Acquired Company (including oppositions or cancellation actions) that were either made within the last three (3) years or are presently pending, or to Seller’s Knowledge threatened, (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company Owned Intellectual Property, nor, to Seller’s Knowledge, Company Licensed Intellectual Property, or (ii) alleging any infringement, misappropriation or other violation of any Intellectual Property of any third-party Person and, to Seller’s Knowledge, there is no reasonable basis for any such claim. To Seller’s Knowledge, no other Person is, or was in the last three (3) years, infringing, violating or misappropriating any of the Company Owned Intellectual Property.
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(d)    No current or former director, officer, Employee or independent contractor of any Acquired Company has any rights, title or ownership or other interest in or to any Company Owned Intellectual Property nor does any such Person have any claims or rights in moral rights or to compensation in connection with any of the Company Owned Intellectual Property. Except as set forth on Schedule 3.13(d) of Seller Disclosure Schedules, all Persons that have authored, developed or otherwise created any material Intellectual Property for or on behalf of the Acquired Companies have executed valid and enforceable written Contracts pursuant to which such Persons (i) are bound to keep confidential and not disclose the Trade Secrets owned or used by the Acquired Companies, and (ii) provide a valid and enforceable assignment (via a present grant of assignment, to the extent required under applicable Law) that transfers to an Acquired Company the exclusive ownership of all Intellectual Property authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the applicable Acquired Company, in accordance with all applicable Law and without further consideration or any restrictions or obligations on the Acquired Companies. To Seller’s Knowledge, no Person has breached any Contract referenced in this Section 3.13(d). No current or former Employees, consultants or independent contractors of the Acquired Companies conceived or developed any material Company Owned Intellectual Property while serving as an employee of any Person besides the Acquired Companies. No funding, facilities or personnel of any R&D Sponsor were used to develop or create, in whole or in part, any Company Owned Intellectual Property. No R&D Sponsor has any claim of right to, ownership of or other Lien on any Company Owned Intellectual Property.
(e)    Each Acquired Company has, in the past five (5) years, taken all commercially reasonable measures to protect and maintain the confidentiality of all material Trade Secrets included in the Company Intellectual Property. In the past five (5) years, none of the material Trade Secrets of any Acquired Company or in any of the Acquired Company’s possession or control have been disclosed or have been authorized to be disclosed to any Person other than to Employees, agents, vendors or consultants of such Acquired Company who are subject to confidentiality obligations for use in connection with the business or pursuant to a confidentiality or non-disclosure agreement that protects the interests of such Acquired Company in and to such matters. To Seller’s Knowledge, no unauthorized disclosure of any Trade Secrets included in the Company Intellectual Property has been made in the past six (6) years. The Acquired Companies do not use, and in the past three (3) years have not used, any software licensed on an “open source” or “freeware” basis in a manner that would require any Acquired Company to disclose, distribute, license at no cost or otherwise make available any material proprietary source code or other material Company Owned Intellectual Property to any downstream recipients or other third parties.
(f)    Except as set forth on Schedule 3.13(f), there have been no Data Breaches of the Acquired Company’s Systems in the past three (3) years. Each Acquired Company is, and in the past three (3) years has been in material compliance with all applicable Privacy Laws. Each Acquired Company has implemented and maintained during the past three (3) years commercially reasonable security procedures and practices, including technical and organizational safeguards and appropriate written policies and procedures relating to the processing, use, collection and disclosure of Personal Information, to protect the Acquired
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Companies’ Systems against Data Breaches. The Acquired Companies’ Systems are functional and operate in a reasonable and efficient business manner. The Acquired Companies’ privacy policies or notices have been made available to individuals whose Personal Information is processed, used, collected or disclosed in compliance with applicable Privacy Laws.
(g)    There have been no material failures, breakdowns or continued substandard performance of any Acquired Company’s Systems that have caused the material disruption or interruption in or to the use of any Acquired Company’s Systems or the operation of any Acquired Company’s business. The Acquired Companies have used commercially reasonable efforts to implement security patches and upgrades that are generally available for the Acquired Companies’ Systems. The Acquired Companies have remediated all material privacy or data security issues and critical security vulnerabilities.
3.14    Insurance. Schedule 3.14 of Seller Disclosure Schedules sets forth a list of each insurance policy currently in effect to which any Acquired Company is a party or a named insured, excluding any insurance associated with any Employee Plan (the “Insurance Policies”). Complete and correct copies of the Insurance Policies have been made available to Buyer. Schedule 3.14 of Seller Disclosure Schedules sets for the name of the insurer under each such Insurance Policy, the type of Insurance Policy, a description of coverage, policy number, and the term and amount of coverage thereunder. With respect to each such Insurance Policy, except as set forth on Schedule 3.14: (a) all premiums with respect thereto covering all current periods have been paid to the extent due; (b) no written notice of cancellation, alteration, or increase in premium has been received with respect to such policy; and (c) are in full force and effect. There is no claim pending under any of such Insurance Policy as to which coverage has been questioned, disputed or denied in writing (excluding receipt of a customary reservation of rights letter) by the underwriters of such policy or for which its total value (inclusive of defense costs) would reasonably be expected to exceed applicable policy limits.
3.15    Real Property.
(a)    No Acquired Company owns or has any obligation to purchase any real property. Except as set forth on Schedule 3.15(a) of Seller Disclosure Schedule, during the last three (3) years no Acquired Company has entered into any agreements or commitments to purchase, sell or otherwise acquire or dispose of any real property other than the Real Property. Except as set forth on Schedule 3.15(a) of Seller Disclosure Schedule, no Acquired Company has any Liabilities with respect to any Real Property sold by the Acquired Companies.
(b)    Schedule 3.15(b) of Seller Disclosure Schedules contains a list of each parcel of real property leased under the Real Property Leases (the “Real Property”), along with the (i) street address of the same, (ii) the name of the lessor and lessee, (iii) the date of the lease in connection therewith and (iv) each amendment, modification, extension, renewal, guaranty, and side letters related thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been provided or made available to Buyer.
(c)    The Real Property constitutes all interests in real property occupied, held or operated by any Acquired Company. No portion of the Real Property is subject to any pending
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or, to Seller’s Knowledge, threatened condemnation or other similar Suit by any Governmental Entity. Except as disclosed in Schedule 3.15(c), there are no Contracts to which any Acquired Company is a party granting to any Person (other than any Acquired Company) any right of use or occupancy, right of first opportunity, right of first refusal, option or similar right to acquire the Acquired Company’s interest in any portion of the parcels of the Real Property. No Real Property Lease contains contractual or legal restrictions that preclude or restrict the ability of any Acquired Company to use any Real Property by such party for the purposes for which it is currently being used.
(d)    Except as set forth in Schedule 3.15(d) of Seller Disclosure Schedules, there is no material ongoing or impending “landlord construction work” or “tenant improvement work” remaining to be completed at the Real Property in accordance with any Real Property Leases. Schedule 3.15(d) of Seller Disclosure Schedules sets forth all allowances received during the last three (3) years by any Acquired Company for the completion of any work on, to or under any Real Property. There are no unpaid or outstanding allowances owed to any landlord under the Real Property Leases, including any outstanding allowances under the Crossfield, Alberta, Canada Real Property Lease related to the Resin Plant Project.
(e)    All certificates of occupancy and other material permits legally required with respect to the occupancy and use of the Real Property by the Acquired Companies have been obtained and are currently in effect. An Acquired Company has valid leasehold interests in the Real Property.
(f)    No Acquired Company has received a written notice of non-compliance with any Laws with respect to the Real Property. There are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any such Real Property requiring a repair in excess of $50,000 (excluding any amounts covered by insurance) and all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in good operating condition and repair and are adequate for their intended use, ordinary wear and tear excepted. To Seller’s Knowledge, there are no material latent defects affecting the Real Property, and improvements thereon. The Real Property and the buildings, plants and structures occupied, held or operated by the Acquired Companies, are sufficient for the continued conduct of the business of the Acquired Companies as currently conducted. The Real Property, and all buildings and improvements thereon, and the use and operation thereof comply in all material respects with all insurance requirements applicable to said buildings and improvements.
(g)    With respect to the Resin Plant Project: The total budget to complete the Resin Plant Project is CAD 26,108,360.00 (the “Resin Plant Budget”). Schedule 3.15(g)(i) of Seller Disclosure Schedules sets forth Seller’s good faith estimate of the outstanding Capital Expenditures, and the related categories and amounts, necessary to complete the Resin Plant Project as of September 30, 2024 (the “Remaining Budget”).
3.16    Employees.
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(a)    Schedule 3.16(a) of Seller Disclosure Schedules sets forth a complete and accurate list of all Employees (by name or anonymized identifier) as of October 1, 2024, setting forth for each Employee his or her: (i) position or title; (ii) employing entity; (iii) classification as exempt or non-exempt for wage and hour purposes; (iv) annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) 2023 bonuses and commissions paid, and 2024 bonus and commission targets, as applicable; (vi) date of hire; (vii) work location (city, state, country and, if applicable, province); (viii) active status (and if inactive, the type of leave); and (ix) any visa or work permit status and the date of expiration, if applicable. Each current Employee has presented sufficient documentation the applicable employing entity to establish he or she is authorized to work in the jurisdiction in which he or she works. Only those Employees who are listed under Schedule 3.16(a) of Seller Disclosure Schedules as being overtime eligible are entitled to overtime or additional salary for work performed in excess of any applicable standard workweek. All Employees listed as exempt from overtime eligibility are and for the last three (3) years have been properly classified as such in all material respects.
(b)    Schedule 3.16(b) of Seller Disclosure Schedules sets forth a complete and accurate list of all collective bargaining agreements or other similar agreements to which any of the Acquired Companies are a party or bound by as of the date hereof. None of the Acquired Companies has (i) any labor strike, lockout, slowdown, work stoppage or other material labor dispute pending or, to Seller’s Knowledge, threatened, against such Acquired Company, nor (ii) in the last three (3) years has there been any such material dispute pending or, to Seller’s Knowledge, threatened. To Seller’s Knowledge, no organizational effort is as of the date hereof underway or threatened by or on behalf of any labor organization with respect to Employees. With respect to the Employees, there are no union representation proceedings or petitions seeking a union representation proceeding as of the date hereof pending or, to Seller’s Knowledge, threatened to be brought or filed, with any applicable labor relations tribunal.
(c)    Schedule 3.16(c) of Seller Disclosure Schedules sets forth a complete and accurate list of all individual independent contractors performing services or under Contract to perform future services for the Acquired Companies as of October 1, 2024 and for each: (i) the engagement date; (ii) estimated completion date; and (iii) hourly or per diem rate or other form of pay of such independent contractor.
(d)    None of the Acquired Companies is, or during the last three (3) years has been, in violation in any material respect of any labor or employment related Law including, but not limited to, those pertaining to child labor, forced labor, labor relations, employment standards equal employment opportunities, discrimination, harassment, fair employment practices, prohibited discrimination, wage and hour matters, pay equity, pay transparency, employment equity, meal and rest breaks, occupational health and safety, overtime compensation, overtime averaging, accommodation, harassment, retaliation, hiring, promotion and termination of employees, worker classification, leaves of absence, sick leave, workers compensation, privacy, language of work, payroll deductions, employment insurance, Canada Pension Plan, immigration and other similar employment activities. Each Acquired Company has during the last three (3) years paid all wages, salaries, bonuses, commissions, wage premiums, fees and other
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compensation that have become due and payable to its current and former employees, individual consultants, individual independent contractors and other individual service providers in accordance, in all material respects, with applicable Law. There are no outstanding written (or, to Seller’s Knowledge, oral) claims, charges or complaints or, to Seller’s Knowledge, threatened claims, charges or complaints against any Acquired Company, including regarding wages and hours, unfair labor practices, labor relations, employment or labor standards, employment practices, collective dismissal, human rights, harassment, discrimination, retaliation, immigration Laws, occupational health and safety, workers’ compensation, privacy, pay equity or under any Law relating to employees or individual independent contractors.
(e)    Within the last three (3) years, no Acquired Company has implemented or announced any mass terminations, employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or similar actions that triggered notice, payment or other obligations under the WARN Act or other applicable Law, no Acquired Company has any outstanding Liabilities related to the WARN Act or other similar applicable Law, and no Employees have experienced an employment loss as defined in the WARN Act or other applicable Law in the ninety (90) calendar day period preceding the Closing Date. None of the Acquired Companies have any outstanding liabilities relating to the WARN Act.
(f)    No allegations of sexual harassment or misconduct have been made to the Acquired Companies in writing, or, to the Seller’s Knowledge, orally, involving any current or former director, officer, or managerial employee of the Acquired Companies arising out of or related to such person’s affiliation with the Acquired Companies. None of the Acquired Companies in the past three (3) years have entered into any settlement agreements related to allegations of sexual harassment by any current or former director, officer or Employee of any Acquired Company. To Seller’s Knowledge, there are no facts that could result in liability with respect to any such allegations of sexual harassment or misconduct.
(g)    Seller has prepared and filed a Canadian Modern Slavery Report in accordance with the Supply Chains Act, which Canadian Modern Slavery Report has been provided to Buyer. Seller maintains and updates all information that is required to prepare and file Canadian Modern Slavery Reports in accordance with the Supply Chains Act. To Seller’s Knowledge, there is no fact, matter or circumstance which is likely to result in any person alleging that child labour or forced labour (as such terms are defined in the Supply Chains Act) are taking place or have taken place in any Acquired Company’s supply chain.
(h)    Each Acquired Company has in the past three (3) years been, and is currently, in compliance in all material respects with the terms of the Immigration Reform and Control Act of 1988, as amended, and all related regulations promulgated thereunder and any other immigration Laws. A Form I-9 has been completed and retained with respect to each Employee, if applicable.
(i)    No Acquired Company has in the past three (3) years, nor does any Acquired Company reasonably expect to incur, any material Liability with respect to any
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misclassification of: (i) any Person currently or formerly classified as an independent contractor rather than as an Employee; (ii) any Employee currently or formerly leased from another employer; or (iii) any Employee currently or formerly classified as exempt from overtime wages.
(j)    No Employee with an annual base salary or base remuneration in excess of $100,000 has given written notice to Seller or any of the Acquired Companies, or to Seller’s Knowledge, has given oral notice, that such Person plans to terminate their employment with any of the Acquired Companies.
3.17    Benefit Matters.
(a)    Schedule 3.17(a) of Seller Disclosure Schedules contains a complete and correct list as of the date hereof of all material Employee Plans. No Acquired Company has any commitment to establish or enter into any new Employee Plan, or to modify, amend or continue, other than as required by applicable Law, any Employee Plan or the terms thereof.
(b)    At no time has any Acquired Company contributed to, been obligated to contribute to, participated in, or had any Liability with respect to (including any Liability through an ERISA Affiliate), any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(c)    None of the Acquired Companies has maintained, established, sponsored, participated in, contributed to, or been required to contribute to, or had any Liability (including any Liability on account of an ERISA Affiliate) with respect to any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code.
(d)    Each Employee Plan and any related trust intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion letter from the U.S. Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified, and to Seller’s Knowledge there has been no event, condition or circumstance that has adversely affected or could adversely affect such qualified status.
(e)     Each Employee Plan has been established and maintained in compliance with its terms and applicable Laws in all material respects, including ERISA and the Code, as applicable. Each Acquired Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and, to Seller’s Knowledge there is no default or violation by any other party to, any Employee Plan. There are no actions, Suits, arbitrations, mediations, claims or investigations pending, or, to Seller’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. There are no audits, or Suits pending or, to Seller’s Knowledge, threatened by the IRS or any other Governmental Entity with respect to any Employee Plan. All Taxes that are required by applicable Law to be withheld from benefits derived under the Employee Plans have been properly withheld and remitted to the proper depository in a timely manner. Each Acquired Company has properly classified all
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Persons providing services as Employees and independent contractors, as the case may be, for purposes of eligibility to participate in, and vesting and benefit accrual under, the Employee Plans. No Acquired Company has ever maintained, established, sponsored, participated in or contributed to any self-insured (self-funded) group medical, prescription drug, dental or vision benefit plan commonly funded through insurance (including any such plan pursuant to which a stop-loss policy or Contract applies). Each Acquired Company and each Employee Plan has complied in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder, to the extent applicable thereto, including, to the extent applicable, the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Code Section 4980H and the related Treasury Regulations) and the information reporting requirements under Code Sections 6055 and 6056, COBRA, HIPAA, and any similar healthcare mandates of foreign, state and local applicable Laws applicable to the individual service providers of any Acquired Company.
(f)    Each Acquired Company has in the past five (5) years made or properly accrued in all material respects all payments and contributions to all Employee Plans on a timely basis as required by the terms of each such Employee Plan (and any insurance Contract funding such plan) and any applicable Law.
(g)     (i) No nonexempt “prohibited transaction” as such term is defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan, and (ii) none of the Acquired Companies has ever had any Tax liability under Section 4975 of the Code. Except as required by applicable Law, no Employee Plan, nor any trust which serves as a funding medium for any such Employee Plan is currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court or other Governmental Entity.
(h)    Seller has made available to Buyer correct and complete copies of the following documents: (i) to the extent applicable, all plan documents, amendments and trust agreements relating to each Employee Plan, including any insurance contracts under which benefits are provided, as currently in effect; (ii) to the extent applicable, the most recent IRS notification, opinion or determination letter relating to any Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code, (iii) to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, as applicable, for the three (3) most recent plan years; (iv) the most recent annual and periodic accounting of each Employee Plan assets, if applicable, (v) the current summary plan description, if any is required by ERISA to be prepared and distributed to participants, for each Employee Plan together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Laws; (vi) all nonroutine correspondence between any Acquired Company and any Governmental Entity relating to the Employee Plan, (vii) all nondiscrimination tests applicable to each Employee Plan for the three (3) most recent plan years, and (viii) Forms 1094C and 1095C for the past three (3) years with respect to each Employee Plan, as applicable.
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(i)    No Employee Plan provides, reflects or represents any Liability to provide, any post-termination or post-retirement medical benefits, post-termination or retirement death benefits or other post-termination or retirement health or welfare benefits, except required by the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”) or any other similar applicable Law for which the covered individual pays the full premium cost.
(j)    Except as set forth on Schedule 3.17(j) of Seller Disclosure Schedules, no Acquired Company has in the past five (5) years maintained, established, sponsored, participated in or contributed to, any Employee Plan for service providers outside of the United States (each, an “International Plan”) providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans”, “registered pension plans” and “retirement compensation arrangements” (each as defined in the Canada Income Tax Act).
(k)    Each International Plan has been established and maintained, registered, funded, invested and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by applicable Law. No Acquired Company has received in the last six (6) years any written notice from any Person questioning or challenging such compliance, and Seller has no Knowledge of any such notice beyond the last six (6) years. There is no investigation by a Governmental Entity pending or, to Seller’s Knowledge, threatened involving any International Plan or its assets, and, to Seller’s Knowledge, no facts exist which could reasonably be expected to give rise to any such investigation. Furthermore, no International Plan has unfunded liabilities that have not been fully accrued. To the extent applicable, each International Plan has been approved by the relevant Governmental Entity and other Governmental Entities so as to enable: (i) the applicable Acquired Company and the participants and beneficiaries under the relevant International Plan and (ii) in the case of any International Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Plan”), the assets held for the purposes of the Funded International Plans, to enjoy the Tax benefits available as a result of such approval, and Seller is not aware of any ground on which such approval may cease to apply. There is no entity other than the Company participating in any International Plan.
(l)    Each Employee Plan required under applicable Law to be registered or approved with an applicable Governmental Entity has during the last three (3) years been registered or approved with such Governmental Entity and to Seller’s Knowledge has during the last three (3) years been maintained and administered in good standing with applicable Governmental Entity. No Employee Plan that is registered and maintained by the Acquired Companies is a multi-employer or defined benefit pension plan.
(m)    Except as set forth on Schedule 3.17(m) of Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or upon the occurrence of any additional or subsequent event(s)) could (i) cause any payment (including severance, notice of termination (or pay in lieu), change of control, retention, golden parachute, bonus or otherwise) to become due to
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any Employee or any current or former employee, director, or other individual service provider of any Acquired Company under any Employee Plan, (ii) result in any forgiveness of Indebtedness, (iii) increase the amount of compensation due or any benefits otherwise payable by any Acquired Company to any current or former Employee or other individual service provider under any Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan, (v) impair in any way the rights of any Acquired Company or any ERISA Affiliate, Buyer or any of their respective Affiliates under or with respect to any Employee Plan, in each case, excluding any Buyer Arrangement or any effect thereof.
3.18    Environmental Matters. Except as set forth on Schedule 3.18 of Seller Disclosure Schedules, (a) each Acquired Company is, and during the last three (3) years has been, in compliance in all material respects with applicable Environmental Laws and maintains no unresolved Liabilities under any Environmental Laws, (b) no Acquired Company has received in the three (3) years preceding the date hereof any written notice from any Governmental Entity or other Person alleging that such Acquired Company is not in compliance with any Environmental Law or may have Liabilities under any Environmental Law, (c) during the last three (3) years, there has been no Release of a Hazardous Substance including petroleum, by any Acquired Company or, to Seller’s Knowledge, other Person, which Release would reasonably be expected to give rise to any Liabilities of any Acquired Company under applicable Environmental Laws, (d) all material Permits required under any Environmental Law are listed in Schedule 3.18 of Seller Disclosure Schedules and the holder of each such Permit is in material compliance with the provisions thereof, (e) during the last three (3) years, no Acquired Company has assumed any Liabilities under Environmental Law, whether by operation of Contract or otherwise, of any other Person, (f) each Acquired Company has made available to Buyer true and complete copies of all material environmental site assessments and material health and safety investigations, and material related studies, audits or tests performed in the last three (3) years, as well as all Phase II environmental site assessments performed at any time, in each case in the possession of the Acquired Companies, and (g) during the last three (3) years no Acquired Company has received written notice regarding Liability for remediating any Hazardous Substance alleged to have been Released from or onto any land occupied by any Acquired Company.
3.19    Taxes.
(a)    All income and other material Tax Returns required to be filed by each Acquired Company have been timely (taking into account any applicable extensions) filed with the appropriate taxing authorities, and all such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes due and payable by each Acquired Company (whether or not shown on such Tax Returns) have been timely (taking into account any applicable extensions) paid in full.
(b)    No unpaid Taxes of the Acquired Companies have been incurred since the date of the Unaudited Financial Statements other than as the result of the transactions contemplated by this Agreement and other than in the ordinary course of business consistent with
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amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.
(c)    Each Acquired Company has complied in all material respects with its obligations (i) to withhold and pay over all Taxes required to have been withheld and paid over by such Acquired Company in connection with amounts paid or owing to any employee, independent contractor, or other third party to the extent due (taking into account any applicable extensions) and payable, and (ii) in the past five (5) years relating to information reporting and record retention, including pursuant to Sections 6038, 6038A and 6038B of the Code and the regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax Law applicable to the Acquired Companies).
(d)    Each Acquired Company has in the past five (5) years properly complied in all material respects with its obligations to (i) collect and remit sales, use, value added, goods and services and similar Taxes required to be collected and remitted by it and (ii) for all transactions by an Acquired Company that are exempt from sales, use, value added, goods and services and similar Taxes and that were made without charging or remitting such Taxes, received and retained (and to the extent required, submitted to the appropriate Governmental Entity) any appropriate Tax exemption certificates and other documentation qualifying such transaction as exempt.
(e)    Each Acquired Company is in compliance in all material respects with all applicable Tax transfer pricing Laws.
(f)    No Tax audits or administrative or judicial Suits are pending or being conducted by a Tax authority with respect to any Acquired Company. No Acquired Company has received written notice of a proposed or threatened Tax Suit or audit of such Acquired Company by, and there is no material Tax matter currently under discussion by Seller or any of its Affiliates with, a Tax authority with respect to an Acquired Company that, in each case, has not been finally resolved.
(g)    All deficiencies asserted or assessments made or proposed against any Acquired Company with respect to any material amount of Taxes have been timely paid in full, finally settled or withdrawn.
(h)    Other than as the result of an automatic extension of the due date of a Tax Return, no Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request by an Acquired Company for any such extension or waiver is currently pending.
(i)    No Acquired Company (i) has ever been a party to, a promoter of, or participated in, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any predecessor provision), (ii) except pursuant to the Customary Agreements, has any Liability for Taxes of any other Person (other than the Acquired Companies), whether under Treasury Regulations Section 1.1502-6 (or any similar
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provision of state, local, or foreign law), by Contract, as a transferee or successor or otherwise, (iii) is a party to or bound by, or has any Liability under, any Tax sharing, Tax indemnity, Tax receivable, Tax allocation or similar Contract (except, in each case, any Customary Agreement), (iv) has been a member of an Affiliated Group (other than an Affiliated Group of which the Company or any of its Subsidiaries is or was the common parent), or (v) has within the last three (3) years distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Each Acquired Company has in the past three (3) years timely paid all material Taxes required to be paid by of it pursuant to any Customary Agreement.
(j)    No written claim that remains pending has been made, as of the date hereof, to an Acquired Company by any Tax authority, in a jurisdiction where such Acquired Company has not filed a certain type of Tax Return, that it is required to file such Tax Returns or otherwise subject to such Tax by such jurisdiction.
(k)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any: (i) adjustment pursuant to Section 481(a) of the Code as the result of a change in an accounting method made by the Acquired Company prior to the Closing or the use by an Acquired Company of an improper method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed by an Acquired Company prior to the Closing, (iii) installment sale or open transaction disposition made by an Acquired Company outside the ordinary course of business on or prior to the Closing Date, (iv) prepaid amount, advance payments or deferred revenue received or accrued by an Acquired Company outside the ordinary course of business (including as a result of claiming a reserve under paragraph 20(1)(m) of the Tax Act), (v) gain recognition agreement executed by an Acquired Company prior to the Closing under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (vi)  except any such income determined by reference to the income of another Acquired Company, “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 or 951A of the Code (or any corresponding or similar provision of law) of the Company for a Pre-Closing Tax Period, (vii) except with respect to any such investment made by another Acquired Company, investment in “United States property” within the meaning of Section 956 of the Code made by an Acquired Company on or prior to the Closing, or (viii)  election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law) made by an Acquired Company prior to the Closing Date.
(l)    None of the assets of any Acquired Company is co-owned in a “partnership” within the meaning of Section 761(a) of the Code.
(m)    There are no Tax Liens on the assets of, or equity interests in, any Acquired Company (other than Liens described in clause (a) of the definition of Permitted Liens).
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(n)    Schedule 3.19(m) of Seller Disclosure Schedules lists the U.S. federal income tax classification of each Acquired Company that is an “eligible entity” as defined in Treasury Regulation Section 301.7701-3.
(o)    No Acquired Company that was incorporated or organized in a jurisdiction outside of the United States, in the past three (3) years, (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise is subject to Tax in the country of such taxing authority or (ii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, in each case, which notice or claim has not since been withdrawn or otherwise finally resolved.
(p)    Except for any benefits available to similarly situated taxpayers, no Acquired Company has in the past five (5) years requested or received any Tax rulings from, or entered into any arrangements with, any Governmental Entity, or received or benefited from any Tax exemption, Tax holiday or other Tax reduction agreement or order, or other special Tax regime with respect to which Buyer or any of its Affiliates could have any Liability after the Closing (including as a result of a termination thereof or disqualification therefrom).
(q)    No Acquired Company has claimed any payroll tax credit pursuant to The Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (2020). (including Sections 2301 or 2302 thereof). Plasti-Fab Ltd. (i) has not claimed CEWS/COVID Relief to which it was not entitled, and (ii) is not required to repay or refund any amount of CEWS/COVID Relief.
(r)    Plasti-Fab Ltd. is registered under Part IX of the Excise Tax Act (Canada) and its GST registration number is 12162 5818 RT0001. All input tax credits claimed by Plasti-Fab Ltd. pursuant to Part IX of the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with applicable Law, in each case, in all material respects.
(s)    None of sections 17 or 80 to 80.04, inclusive, of the Tax Act have applied to Plasti-Fab Ltd. or will apply to Plasti-Fab Ltd. at any time in the past five (5) years up to and including the Closing Date. Plasti-Fab Ltd. has no unpaid amounts that may be required to be included in income under section 78 of the Tax Act.
(t)    Plasti-Fab Ltd. has not acquired property from any Person in circumstances that would result in Plasti-Fab Ltd. becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act.
(u)    All Tax credits (including, for greater certainty, all R&D Tax Credits) were claimed by Plasti-Fab Ltd. in the past five (5) years in accordance with the Tax Act, and Plasti-Fab Ltd. has satisfied the relevant criteria and conditions entitling it to claim such Tax credits.
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(v)    Plasti-Fab Ltd. has not in the past five (5) years made (i) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its “capital dividend account” at the time of such election, or (ii) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital.
(w)    The Securities are not “taxable Canadian property” for purposes of the Tax Act.
(x)    Plasti-Fab Ltd. has not, in the last three (3) years, entered into a “reportable transaction” within the meaning of section 237.3 of the Tax Act, a “notifiable transaction” within the meaning of section 237.4 of the Tax Act or a transaction giving rise to “reportable uncertain tax treatment” within the meaning of section 237.5 of the Tax Act.
(y)    No amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any Acquired Company in connection with the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) could result in an “excess parachute payment” under Section 280G of the Code. Neither Seller nor any Acquired Company has any obligation to “gross-up,” any Person for payment of Taxes under Section 4999 of the Code.
(z)    Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning and subject to of Section 409A of the Code has been administered, operated and maintained in material documentary and operational compliance with Section 409A of the Code. Neither Seller nor any Acquired Company has any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 409A of the Code.
(aa)    No Person holds Equity Securities of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.
3.20    Brokers. Except as set forth on Schedule 3.20 of Seller Disclosure Schedules, no investment banker, broker, finder or similar intermediary has been retained by or is authorized to act on behalf of Seller or any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.
3.21    Customers. Schedule 3.21 of Seller Disclosure Schedules contains a list of (a) the twenty (20) largest customers (consolidating into a single customer all Affiliated customers) of the Acquired Companies based on revenue during each of the (i) twelve (12) month period ended July 31, 2024, and (ii) twelve (12) month period ended July 31, 2023 (each a “Top Customer”) and (b) with respect to each Top Customer such aggregate dollar value of revenue. Since December 31, 2023, no Top Customer has terminated or adversely modified in any material respect the terms of the business such Top Customer conducts with any Acquired Company. Since December 31, 2023, no Acquired Company has received any written notice that any Top
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Customer will terminate or adversely modify in any material respect the material terms of the business such Top Customer conducts with any Acquired Company. Since December 31, 2023, no Acquired Company has had any material dispute with any Top Customer.
3.22    Suppliers. Schedule 3.22 of Seller Disclosure Schedules contains a list of (a) the twenty (20) largest suppliers to the Acquired Companies, taken as a whole, (excluding utilities) by the aggregate dollar value of amounts paid or payable by the Acquired Companies during each of the (i) twelve (12) month period ended July 31, 2024, and (ii) twelve (12) month period ended on July 31, 2023 (each a “Top Supplier”) and (b) with respect to each Top Supplier such aggregate dollar value of purchases. Since December 31, 2023, no Top Supplier has terminated or adversely modified in any material respect the terms of the business such Top Supplier conducts with any Acquired Company. Since December 31, 2023, no Acquired Company has received any written notice that any Top Supplier will terminate or adversely modify in any material respect the terms of the business such Top Supplier conducts with any Acquired Company. Since December 31, 2023, no Acquired Company has had any material dispute concerning Contracts with or products or services provided by any Top Supplier. Each Acquired Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business as currently conducted, and Seller has no Knowledge of any reason why the Acquired Companies would not continue to have such access on commercially reasonable terms.
3.23    Bank Accounts. Schedule 3.23 of Seller Disclosure Schedules contains is a list of each bank or financial institution in which any Acquired Company has an existing account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.
3.24    Trade Names and Business Locations. Schedule 3.24 of Seller Disclosure Schedules sets forth all fictitious or trade names that any Acquired Company has been known as or used and all offices or places of business each Acquired Company has used, in each case, during the past three (3) years.
3.25    Anti-Money Laundering Laws; Anti-Corruption and Anti-Bribery Laws.
(a)    Each Acquired Company has, in the past three (3) years, conducted its operations in material compliance with applicable financing recordkeeping and reporting requirements, including the U.S. criminal money laundering statutes 18 U.S.C. §§ 1956 and 1957, and all other applicable anti-money laundering and counter terrorist financing Laws of jurisdictions where each Acquired Company conducts business and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”). There is no Suit pending or, to Seller’s Knowledge, threatened by or before any Governmental Entity involving any Acquired Company with respect to the Anti-Money Laundering Laws.
(b)    Each Acquired Company and its officers, Employees and directors and, to Seller’s Knowledge, its Affiliates and its and their independent contractors, agents or other Persons while acting on any of their respective behalves, have been for the past three (3) years,
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and are currently, in material compliance with all applicable Anti-Corruption Laws. No officer, director, current Employee, independent contractor or holder of any financial interest in any Acquired Company is currently an employee or agent of a Governmental Entity.
(c)    No Acquired Company has in the past three (3) years undergone or is undergoing any audit, review, inspection, investigation, survey or examination or other action by a Governmental Entity relating to the compliance with applicable Anti-Corruption Laws. No Acquired Company has in the past three (3) years received an allegation or whistleblower complaint or conducted any internal investigation regarding noncompliance with applicable Anti-Corruption Laws. To Seller’s Knowledge, there are no threatened Suits against any Acquired Company with respect to applicable Anti-Corruption Laws, and there is no reasonable basis therefor.
3.26    Product Liability; Product Warranties. Except as set forth on Schedule 3.26 of Seller Disclosure Schedules, the products sold or manufactured by the Acquired Companies have complied with and are in compliance with, in each case, in all material respects, all applicable (a) Laws and (b) express warranties. Except as set forth on Schedule 3.26 of Seller Disclosure Schedules, no Acquired Company has initiated or otherwise participated in any product recall or withdrawal with respect to any product produced, manufactured, marketed, distributed or sold by any Acquired Company, whether voluntary or required by Law. There are not any material defects or deficiencies in any of the Acquired Company’s products or services that would reasonably be expected to give rise to or serve as a basis for any product recall or withdrawal by any Acquired Company. The general form of the Acquired Companies’ product warranties has been provided to Buyer (the “Warranty Form”). Except as provided on Schedule 3.26 of Seller Disclosure Schedules, the warranties provided to customers of the Acquired Companies that are active or otherwise binding on the Acquired Companies are on the Warranty Form in all material respects.
3.27    Affiliate Transactions
.
(a)    Except as set forth in Schedule 3.27(a) of Seller Disclosure Schedules, (i) no Sponsor Holder or any Affiliate thereof (other than the Acquired Companies) is party to any Contract with any Acquired Company and (ii) no Sponsor Holder or any Affiliate thereof (other than the Acquired Companies) has engaged in any transaction with any Acquired Company in the last twelve (12) months, in each case, other than Contracts and transactions that relate to the types of products and services that will be provided under the Transition Services Agreement or the Supply Agreement.
(b)    Except as set forth in Schedule 3.27(b) of Seller Disclosure Schedules, no officer or director (or the functional equivalent thereof) of any Acquired Company (other than any Sponsor Holder or any Affiliate thereof) is (i) party to any Contract with any Acquired Company or (ii) has engaged in any transaction with an Acquired Company in the last twelve (12) months, in either case, other than (A) with respect to the payment of compensation and other consideration to officers and directors (or the functional equivalent thereof) in the ordinary
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course of business, (B) employment agreements and any agreements or instruments entered into in connection therewith with Acquired Companies and (C) participation in Employee Plans.
3.28    Investment Canada Act. None of the Acquired Companies (a) is a “cultural business” within the meaning of the Investment Canada Act, or (ii) engaged in any of the activities described in the Policy Statement on Foreign Investment Review in the Interactive Digital Media Sector issued under the Investment Canada Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
4.1    Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own, lease or license, as applicable, its assets.
4.2    Authorization. Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within Buyer’s corporate powers, (b) have been duly authorized by all necessary corporate action on the part of Buyer and (c) no corporate action on the part of Buyer is necessary to authorize this Agreement and each such other Ancillary Document, or to consummate the transactions contemplated hereby and thereby.
4.3    Enforceability. This Agreement and each of Ancillary Document to which it is a party have been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
4.4    Governmental and Third Party Authorizations. Assuming submissions relating to Competition Act Approval are made and Competition Act Approval is obtained, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other party to a Contract to which Buyer is a party is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Documents or the consummation by Buyer of the transactions contemplated hereby or thereby, except for such consents or approvals the failure of which to obtain would not adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Documents in any material respect.
4.5    Noncontravention. Assuming submissions relating to Competition Act Approval are made and Competition Act Approval is obtained, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will
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not (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer, or (c) conflict with, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer under or the loss of any benefit to which Buyer is entitled under, or require any consent of any Person pursuant to, any Contract to which Buyer is a party, except for such conflicts, violations, defaults, rights, impositions or consents that would not materially adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.6    Brokers. No investment banker, broker, finder or similar intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
4.7    Investment Representations. Buyer is acquiring the Securities for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Buyer acknowledges that it is relying solely on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the Books and Records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Acquired Companies.
4.8    Litigation. There are no Suits or Orders pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby.
4.9    No Foreign Person. Buyer is neither a “foreign person” (as defined in 31 C.F.R. § 800.224 and 22 C.F.R. § 120.63) nor under foreign ownership or foreign control (as defined in 22 C.F.R. § 120.65). Buyer will not become a foreign person (as defined in 31 C.F.R. § 800.224 and 22 C.F.R. § 120.63) nor come under foreign ownership or foreign control (as defined in 22 C.F.R § 120.65) as a result of the transactions contemplated by this Agreement. No foreign person (as defined in 31 C.F.R. § 800.224 and 22 C.F.R. § 120.63) will obtain any of the following as a result of the transactions contemplated by this Agreement: (a) access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) in the possession of any Acquired Company; (b) membership or observer rights on the board of directors or equivalent governing body of any Acquired Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of any Acquired Company; (c) any involvement, other than through the voting of shares, in the substantive decision making (as defined in 31 C.F.R. § 800.245) of any Acquired Company; or (d) control (as defined in 31 C.F.R. § 800.208) of any Acquired Company.
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4.10    Capacity to Close. Buyer has, and at all times until Closing will have, immediately available funds which are in the aggregate sufficient to make payment of the Purchase Price on the Closing Date and all other payments required hereunder and to consummate the transactions contemplated hereby, in each case, without any third-party consent or approval required.
4.11    Investment Canada Act. Buyer is not a “state-owned enterprise” within the meaning of the Investment Canada Act, and is a “trade agreement investor” or a “WTO investor” within the meaning of the Investment Canada Act.
ARTICLE V
PRE-CLOSING COVENANTS
5.1    Reasonable Best Efforts. From the date hereof until the earlier of the Closing or valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as otherwise expressly provided in this Agreement, each Party shall use reasonable best efforts to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or after the Inside Date and on or before the Outside Date. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.1 or elsewhere in this Agreement shall require Seller or any other Seller Related Party (including the Acquired Companies) to (a) provide financing to Buyer or any other Buyer Related Party for the consummation of the transactions contemplated hereby; or (b) seek or obtain any consents, notices, approvals or other authorizations to any of the transactions contemplated by this Agreement or any Ancillary Document that may be required from any party to any Contract or Permit to which any Acquired Company is a party or otherwise bound or any Governmental Entity (clause (b), collectively, “Transaction Consents”), except (x) as provided in Section 5.2 and (y) that, subject in all events to the last sentence of this Section 5.1, Seller shall cause the Acquired Companies to use commercially reasonable efforts to seek the waivers and consents set forth on Schedule 5.1; provided, that (1) in no event shall Seller or any Acquired Company be required to commence any Suit, make any payment or grant any concession (financial or otherwise) to obtain any such waiver or consent and (2) Buyer shall provide to any third party from whom any such waiver or consent is being sought such information as is reasonably requested and shall otherwise cooperate with the Acquired Companies in connection with seeking such waivers and consents. Buyer agrees that notwithstanding anything to the contrary herein, so long as Seller and the Company satisfy their obligations under this Section 5.1 and Section 5.2 (i) no Seller Related Party shall have any Liability (and the Buyer Related Parties will not be entitled to assert any claims) arising out of or relating to (I) any failure to obtain any Transaction Consent in connection with the execution, delivery and performance by Seller of this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, including any default, acceleration, termination or loss of right under any Contract or Permit as a result of such failure or (II) any matter arising out of or relating to seeking, or the negotiation with any third-party with respect to, any waiver or consent set forth on Schedule 5.1, and (ii) in no event shall any of the foregoing (A) violate or breach or be deemed to violate or breach any provision of this Agreement in any way, (B) serve
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as a basis for Buyer to terminate this Agreement or (C) cause or be deemed to cause any of the conditions contained in Article VII (except, as applicable, the condition contained in Section 7.1(c)) to have not been satisfied.
5.2    Regulatory Matters.
(a)    Without limiting the generality of Section 5.1, Buyer shall file a request for an Advance Ruling Certificate promptly (and in any event, no later than ten (10) Business Days following the execution and delivery of this Agreement) and, if Buyer and Seller agree, each shall submit pre-merger notification filings under Part IX of the Competition Act with the Commissioner of Competition by no later than the tenth (10th) Business Day following the execution and delivery of this Agreement or such other date as Buyer and Seller may agree through correspondence among their respective counsel. Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under any applicable Laws with respect to any such filing or any such transaction, and shall promptly make an appropriate response to any inquiries or requests for additional information or documentary material from any such Governmental Entity. Subject to applicable Law, each Party shall promptly inform the other Party of any material oral communication, and provide copies of written communications, with any Governmental Entity regarding any such filings or any such transaction; provided, that materials may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contractual arrangements or applicable Laws and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no Party shall independently participate in any substantive meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party prior written notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Competition Act. Buyer shall pay all filing fees associated with such filings (collectively, the “Antitrust Expenses”).
(b)    Buyer shall not, and shall cause the Buyer Related Parties not to, take any action, or refrain from taking any action, the effect of which would reasonably be expected to materially delay or materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or after the Inside Date and on or before the Outside Date. Without limiting the foregoing, Buyer shall not, and shall cause the Buyer Related Parties not to, acquire, invest in or otherwise obtain any interest in any Person or portion thereof, or agree to do any of the foregoing, if entering into a definitive agreement relating to or consummating such a transaction could reasonably be expected to (i) materially delay obtaining, or materially increase the risk of not obtaining, any clearance required under the Competition Act for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting
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the consummation of the transactions contemplated by this Agreement or (iii) materially delay the consummation of the transactions contemplated by this Agreement.
(c)    Nothing in this Agreement, including this Section 5.2, obligates any Buyer Related Person to (i) contest, administratively or in court, any Suit or Order or any other Person respecting the transactions contemplated by this Agreement, (ii) enter into a consent decree, consent agreement or other agreement or arrangement with any Governmental Entity, (iii) hold separate, license, sell and/or divest any assets or businesses of any Buyer Related Person, or agree to do any of the foregoing, (iv) enter into any ancillary agreements relating to any such sale, divestiture, licensing or disposition of the assets or businesses, or (v) agree to or implement limitations on the conduct or actions of, or altering the business or operations of any Buyer Related Party after the Closing. None of Seller nor the Acquired Companies shall (x) agree to or implement any measure described in clauses (i) through (v) above, or any delay or extension of the waiting or review periods under the Competition Act or any other Antitrust Law, without the prior written consent of Buyer, or (y) be obligated to take or refrain from taking, or commit to take or refrain from taking, any action to obtain Competition Act Approval unless the effectiveness or consummation thereof is conditioned upon the consummation of the transactions contemplated by this Agreement.
5.3    Conduct of Business. Except (i) as set forth on Schedule 5.3 of Seller Disclosure Schedules, (ii) as required by Law, (iii) as required by any Public Health Measure or as may be taken (or omitted to be taken) reasonably and in good faith with respect to any Public Health Matter or any Public Health Measure, (iv) as contemplated by this Agreement (including the dissolution of PFB Real Estate and the Pre-Closing Reorganization), (v) for commercially reasonable actions taken in connection with, or in anticipation of, transitioning PFB Custom Homes to a stand-alone business separate from the Acquired Companies or (vi) as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period Seller and the Company shall cause each Acquired Company to:
(a)    conduct its business in the ordinary course of business consistent with past practice (except as otherwise provided in this Section 5.3);
(b)    use commercially reasonable efforts, consistent with past practices, to (i) preserve substantially intact the business and its operations and organization, (ii) retain the services of its Employees or (iii) preserve the goodwill of its present relationship with Persons having material business dealings with the Acquired Companies (in each case, except as otherwise provided in this Section 5.3);
(c)    use commercially reasonable efforts, consistent with past practices, to maintain (i) all material assets of the Acquired Companies in their current condition, ordinary wear and tear excepted, and (ii) insurance upon all of the assets of the Acquired Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement (in each case, except as otherwise provided in this Section 5.3);
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(d)    maintain the Books and Records of the Acquired Companies in the ordinary course of business;
(e)    with respect to the Resin Plant Project, (i) use commercially reasonable efforts to maintain the schedule and manage the project in each case in accordance with the Remaining Budget and the Resin Plant Contract, and (ii) not draw on any allowances contemplated under the Lease Documents for the Crossfield, Alberta Real Property;
(f)    not take any action or engage in any conduct that, if taken prior to the date hereof, would require such action or conduct to be disclosed on subsection (c), (d), (e), (f), (g), (h), (j), (k), (m), (n), (o), (p) or (q) of Schedule 3.8 of Seller Disclosure Schedules, in each case pursuant to the representations and warranties set forth in subsection (c), (d), (e), (f), (g), (h), (j), (k), (m), (n), (o), (p) or (q) of Section 3.8;
(g)    not (i) amend or modify any Material Contract in a manner that is adverse to the Acquired Companies, taken as a whole, after considering any benefits to the Acquired Companies from such amendment or modification other than in the ordinary course of business consistent with past practice, (ii) terminate any Material Contract (other than upon any expiration of the term of any Material Contract in accordance with its terms), (iii) enter into any Material Contract other than in the ordinary course of business consistent with past practice, or (iv) exercise any rights or options to extend or renew any Real Property Leases; and
(h)    not legally obligate itself to do any of the actions described in the foregoing clauses (e) through (g).
Buyer’s written consent to any action restricted by this Section 5.3 shall be deemed granted on the earlier of (i) the date of delivery of such consent to Seller by Buyer and (ii) the fifth (5th) Business Day after delivery by Seller to Buyer of such request for consent unless Buyer notifies Seller to the contrary in writing prior to such date. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) (A) prior to the Closing, the Acquired Companies shall be permitted to pay any Indebtedness or Transaction Expense, make any Capital Expenditures pursuant to and in accordance with the Remaining Budget and/or make any distribution, dividend or other transfer of cash to another Acquired Company and/or Seller, and (B) nothing in this Agreement shall prevent Seller or any of the Acquired Companies from taking (or omitting to take) any action as reasonably required by any Public Health Measure or from taking (or omitting to take) any action reasonably and in good faith with respect to any Public Health Matter or any Public Health Measure; and (ii) without limiting the generality of the foregoing clauses (A) and (B), in no event shall any matter arising out of or relating to any actions or omissions contemplated in the foregoing clauses (A) or (B) (I) violate or breach or be deemed to violate or breach any provision of this Agreement in any way, (II) serve as a basis for Buyer to terminate this Agreement or (III) cause or be deemed to cause any of the conditions contained in Article VII other than the condition set forth in Section 7.1(e) (to the extent any such matter constitutes an External Event) to have not been satisfied. Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operations of any Acquired Company before the Closing.
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5.4    Access to Books and Records. During the Pre-Closing Period, Seller shall cause each of the Acquired Companies to provide Buyer and its Representatives with reasonable access, upon prior reasonable written request (email to be sufficient), during regular business hours, to (a) the officers of the Acquired Companies and their designees and (b) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company; provided, that (i) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies, (ii) none of Seller or any of the Acquired Companies shall be obligated to provide such access or information to the extent that (A) doing so would violate any applicable Law or expose such Person to any liability for disclosure of any Personal Information, (B) any information, documents or materials are subject to an attorney-client, attorney work product or other evidentiary privilege or protection or (C) Seller determines in good faith, in light of any Public Health Matter or any Public Health Measures, that doing so would jeopardize the health and safety of any Employee; provided, further that in the case of any access or information withheld pursuant to this clause (ii), Seller shall identify any such withheld access or information to Buyer at such time and use its commercially reasonable efforts to communicate the substance of such access or information to Buyer via an alternative method and (iii) in no event shall such access extend to any sampling or analysis of soil, groundwater, building materials or other environmental media.
5.5    Exclusivity. During the Pre-Closing Period, no Seller Related Party shall (a) take, or permit any of the Acquired Companies to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or enter into any agreement with, any Person (other than the Buyer Related Parties and their Representatives) concerning any Alternative Transaction or any similar transaction involving any of the Acquired Companies, or (b) furnish or provide any confidential information regarding, or afford any access to the properties, Books and Records of, any Acquired Company to any other Person for the purpose of making or evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to any Alternative Transaction or similar transaction involving the Acquired Companies. Seller and the Company, on behalf of itself and the Acquired Companies, hereby represent and warrant that each has terminated any prior inquiries, discussions, proposals or related negotiations regarding an Alternative Transaction (if any) and will promptly advise Buyer of, and communicate to Buyer all material terms of, any inquiry or proposal (or any subsequent further inquiry or modified proposal) and the identity of the Person making any such inquiry or proposal (or on behalf of whom such inquiry or proposal was made) that Seller or the Company, or their respective Representatives may receive or of which they may become aware following the date hereof (in each case, except as may be prohibited by any confidentiality obligations in effect on the date hereof). Notwithstanding the foregoing, in no event shall this Section 5.5 restrict or otherwise apply with respect to the Pre-Closing Reorganization.
5.6    Communications Prior to Closing. During the Pre-Closing Period, Buyer and Buyer’s Representatives may not contact or communicate with any Representative, lender, customer, supplier or service provider of any Acquired Company or any equity holder of Seller (in each case, other than (a) the Sponsor Holders, those Persons set forth on Schedule 3.20 of Seller Disclosure Schedules, Paul Hastings, Blakes, Robert Graham, Cameron John and their
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designees, (b) pursuant to Section 5.4 or (c) in the event such Persons first initiate contact or communication with Buyer and its Representatives) regarding the transactions contemplated hereby without the prior written approval of Seller (not to be unreasonably withheld, conditioned or delayed).
5.7    Section 280G Matters. Seller shall cause the Company to (a) prior to soliciting the stockholder approval set forth in clause (b) below, solicit, and use commercially reasonable efforts to obtain, a waiver from each Person who is a “disqualified individual” within the meaning of Section 280G of the Code and who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that does or would reasonably be expected to constitute a “parachute payment” (within the meaning of Section 280G of the Code), pursuant to which such Person will irrevocably waive all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” within the meaning of Section 280G of the Code (the “Waived 280G Benefits”) and (b) with respect to each Person who executes a waiver as described in clause (a) above, prior to the Closing Date, solicit the approval of the applicable holders of Equity Securities in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Notwithstanding the foregoing, to the extent that any Contract or plan is entered into by or at the direction of any Buyer Related Party and a “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date (the “Buyer Arrangements”), Buyer shall, at least seven (7) days prior to the Closing Date, provide a copy of such Contract or plan to Seller and shall reasonably cooperate with Seller in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” (within the meaning of Section 280G of the Code); provided that Seller’s failure to include the Buyer Arrangements in the stockholder voting materials due to Buyer’s breach of its obligations set forth herein will not result in a breach of the covenants set forth in this Section 5.7. Seller and the Company shall have delivered to Buyer drafts of all calculations, waivers, disclosure and documents that comprise the approval of each parachute payment in sufficient time to allow Buyer to comment thereon but no less than seven (7) days prior to the Closing Date, and shall consider all reasonable comments of Buyer thereon. Prior to the Closing Date, the Company shall deliver to Buyer evidence that a vote of the applicable holders of Equity Securities was solicited in accordance with the foregoing provisions of this Section 5.7 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits to avoid loss of deduction an excise taxes (the “280G Approval”), or (B) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.
5.8    Pre-Closing Reorganization. During the Pre-Closing Period, Seller and the Company shall prepare, or cause to be prepared, all documents, agreements, certificates, instructions or instruments as may be reasonably required to carry out and cause the consummation of the Pre-Closing Reorganization (collectively, the “Reorganization
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Documents”). Seller shall have delivered to Buyer true, correct and complete copies of all Reorganization Documents at least five (5) Business Days prior to the Closing. Prior to executing any Reorganization Documents, each Reorganization Document shall reflect all reasonable comments from Buyer and its Representatives thereon which are consistent with the terms of this Agreement and provided on a timely basis. Seller shall consummate the Pre-Closing Reorganization prior to the earlier of (a) the consummation of a sale of the Equity Securities in PFB Custom Homes or a sale of all or substantially all of PFB Custom Homes’ assets, and (ii) Closing, which in each case includes executing, or causing to be executed, the Reorganization Documents.
5.9    Capital Expenditure Reports. During the Pre-Closing Period, Seller shall reasonably advise Buyer of any material adverse change to the size and scope of the Resin Plant Project and specific components of the Resin Plant Project not contemplated by the Remaining Budget.
ARTICLE VI
OTHER COVENANTS
6.1    Access to Books and Records. Buyer shall maintain until the seventh (7th) anniversary of the Closing Date the Books and Records relating to pre-Closing periods in substantially the same manner such Books and Records are maintained immediately prior to the Closing Date. After the Closing, Buyer shall provide Seller and its Representatives with reasonable access, upon prior reasonable written request, at Seller’s sole cost and expense and during regular business hours, to (a) the officers and employees of the Acquired Companies and (b) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and Seller and its Representatives shall have the right to make copies of such Books and Records; provided, that (i) Seller and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies and (ii) none of Buyer or any of the Acquired Companies shall be obligated to provide such access or information to the extent that (A) doing so would violate any applicable Law or expose such Person to any liability for disclosure of any Personal Information, (B) any such information, documents or materials are subject to an attorney-client, attorney work product or other evidentiary privilege or protection or (C) Buyer determines in good faith, in light of any Public Health Matter or any Public Health Measures, that doing so would jeopardize the health and safety of any Employee; provided, further that in the case of any access or information withheld pursuant to this clause (ii), Buyer shall identify any such withheld access or information to Seller at such time and use its commercially reasonable efforts to communicate the substance of such access or information to Seller via an alternative method.
6.2    Indemnification; Directors and Officers Insurance.
(a)    From and after the Closing Date, Buyer shall cause each of the Acquired Companies to, to the fullest extent permitted by Law, indemnify, defend and hold harmless each individual who on or prior to the Closing Date was a director, manager or officer of any
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Acquired Company (each, a “Covered Party”) against all Suits, claims, Liabilities, losses, damages, judgments, fines, Taxes, penalties, fees, costs or expenses (including reasonable attorney fees, costs and expenses) incurred or suffered by such Covered Party arising out of or relating to any act or omission of such Covered Party in their capacity as a director, manager, officer, employee, trustee or fiduciary of any Acquired Company or any plan for the benefit of any Employees or any acts or omissions taken at the request of any Acquired Company, in each case, at any time prior to or on the Closing Date (including the negotiation, entry into, performance and consummation of the transactions contemplated by this Agreement and the Ancillary Documents). Buyer shall prohibit each Acquired Company from settling, compromising or consenting to the entry of any judgment in any pending or threatened Suit with respect to which a Covered Party may be entitled to indemnification hereunder without the prior written consent of such Covered Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such Covered Party is given an express and unconditional full release of any and all Liability by all relevant parties. The foregoing shall be in addition to, and shall not modify or limit, any other rights any Covered Party may have under any Organizational Document, insurance policy, Contract or Law.
(b)    For a period of not less than six (6) years from and after the Closing Date, Buyer shall cause the Organizational Documents of each Acquired Company to contain provisions no less favorable with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement of the Covered Parties than are set forth in their respective Organizational Documents as of the date hereof. Buyer agrees that all rights of the Covered Parties to exculpation, indemnification, contribution, advancement of expenses or reimbursement with respect to acts or omissions occurring at or prior to the Closing pursuant to any Organizational Document of any Acquired Company as in effect on the date hereof shall survive the Closing and shall continue in full force and effect in accordance with their terms.
(c)    For a period of six (6) years after the Closing Date, Seller shall cause the applicable Seller Related Party to (i) maintain in full force and effect, and to continue to honor the obligations under, the existing directors’ and officers’ liability Insurance Policy covering events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all Covered Parties, and (ii) use commercially reasonable efforts to claim for and obtain recovery under such Insurance Policy in the event Buyer is required to indemnify, defend or hold harmless a Covered Party after Closing in accordance with Section 6.2(a), and promptly remit any recovered amounts thereunder to Buyer.
(d)    Buyer hereby acknowledges that certain Covered Parties may have rights to indemnification, contribution, advancement of expenses, reimbursement and/or insurance provided by Persons other than the Acquired Companies (collectively, the “Other Indemnitors”). Buyer hereby agrees (i) that the Acquired Companies are the indemnitors of first resort (i.e., their obligations to the Covered Party are primary and any obligation of the Other Indemnitors are secondary) and (ii) the Acquired Companies shall be required to indemnify and advance expenses to any Covered Party to the extent required by the terms of this Agreement, the applicable Organizational Documents of the Acquired Companies, any other applicable
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indemnification agreements or arrangements as in effect as of the date of this Agreement and/or applicable Law, without regard to any rights the Covered Party may have against the Other Indemnitors or any insurance provided thereby; provided, however, that this Section 6.2(d) shall not apply to the extent of Fraud by an Other Indemnitor. Buyer further agrees that no advancement or payment by an Other Indemnitor on behalf of a Covered Party with respect to any claim for which a Covered Party has sought indemnification from an Acquired Company shall affect the foregoing and the applicable Other Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Party against such Acquired Company.
(e)    In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, commercially reasonable efforts shall be taken so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.2.
6.3    Tax Matters.
(a)    Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined on a closing of the books as of the end of the Closing Date.
(b)    Tax Refunds; Tax Reduction Benefit.
(i)    Any refunds of Taxes paid by any of the Acquired Companies prior to the Closing that are received by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies), in each case, which are described in Schedule 6.3(b) (each, a “Tax Refund”) shall be for the account of Seller.
(ii)    Seller shall be entitled to the amount, if any, equal to the actual reduction in the cumulative Tax liability of the Buyer and its Subsidiaries (including, following the Closing, for the avoidance of doubt, the Acquired Companies) for any Post-Closing Tax Period to the extent attributable to a Closing Year NOL (any such reduction amount, a “Tax Reduction Benefit”). Any such Tax Reduction Benefit shall be calculated on a country-by-country basis by measuring the difference between (A) the cumulative liability of the Buyer and its Subsidiaries for Taxes through the relevant Post-Closing Tax Period excluding the Closing Year NOL and (B) the cumulative liability of the Buyer and its Subsidiaries for Taxes through such taxable period calculated by taking into account the Closing Year NOL; provided that for
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purposes of determining any Tax Reduction Benefit, it shall be assumed that the Buyer and its Subsidiaries eligible to join such group are members of an affiliated group of corporations of which the common parent is the Buyer filing a consolidated return for U.S. federal income tax purposes and taking into account all applicable limitations on the utilization of the Closing Year NOL (including for the avoidance of doubt, Treasury Regulations Section 1.1502-21(c)) and that Buyer and tis Subsidiaries recognize all other items of income, gain, loss, deduction or credit and use all other net operating loss carryforwards and carrybacks and all other carryforwards, carrybacks and other tax attributes, whether now existing or hereafter available, before deducting or utilizing any Closing Year NOL or realizing or receiving any Tax Reduction Benefit.
(c)    Buyer shall pay over to Seller, as additional consideration for the Securities, any such Tax Refund or Tax Reduction Benefit (in each case, net of any Taxes imposed on the receipt or realization of any Tax Refund and any out-of-pocket expenses incurred in connection with obtaining or realizing any such refund or benefit) within ten (10) Business Days after (i) in the case of a Tax Reduction Benefit, the actual filing of the Tax Return related to such Tax Reduction Benefit, or (ii) in the case of a Tax Refund, the actual receipt thereof or filing a Tax Return claiming a credit against future Tax liability in lieu of such Tax Refund. No later than ten (10) Business Days following the filing by Buyer or any of its Subsidiaries of any Tax Return on which a Closing Year NOL could be used to obtain a Tax Reduction Benefit, the Buyer shall provide Seller with a certificate signed by the chief financial officer of Buyer setting out the computation of the Tax Reduction Benefit with respect to such Tax Return.
(d)    At Seller’s written request (and sole expense), Buyer shall timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for a Tax Refund, amended Tax Return, or other Tax Return reasonably required to obtain a Tax Refund, in each case, solely to the extent that (i) such Tax Refund is available under applicable Law to be claimed at a “more likely than not” (or higher) level of comfort), and (ii) such claim for a Tax Refund, amended Tax Return, or other Tax Return could not reasonably be expected to have more than a de minimis adverse effect on Buyer in any Post-Closing Tax Period (other than as the result of (i) having to make any payment under Section 6.2(b) to Seller or (ii) not being able to apply the Taxes giving rise to such Tax refund to tax liability in any Post-Closing Tax Period.. Unless otherwise directed in writing by Seller, Buyer shall, to the extent to the extent permissible under applicable Law at a “more likely than not” (or higher) level of comfort), carryback any net operating loss, capital loss or similar tax attributes of the Acquired Companies from any Tax period ending on or prior to the Closing Date to previous Tax periods to the maximum extent permitted by Law.
(e)    Agreed Tax Treatment. Seller shall cause (i) PFB America Corporation to distribute, no later than three (3) days prior to the Closing Date, all of the membership units of PFB Custom Homes to the Company, (ii)  no later than two (2) days prior to the Closing Date, PFB Custom Homes to file an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations Section 3.01.7701-3(a) effective as of no later than one (1) day prior to the Closing Date, and (iii) effective two days following the distribution described in clause (i), and contingent upon the occurrence of the Closing, the Company to distribute 100% of its Equity Securities in PFB
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Custom Homes with an agreed upon value of $7,125,000 to Seller on the Closing Date immediately prior to the Closing in redemption of the Equity Securities of the Company held by Seller with a value equal to the value of such PFB Custom Homes interests in a transaction intended to qualify, together with the sale of Securities pursuant to this Agreement, for sale or exchange treatment under Section 302(b)(3) of the Code in accordance with the principles set forth in Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Rev. Rul. 75-447, 1975-2 CB 113 (collectively, the “Pre-Closing Reorganization”). Buyer shall to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort, treat the Closing Date as the last date of a Tax period of each Acquired Company and reflect all Transaction Deductions in the Tax periods of the Acquired Companies ending on or prior to the Closing Date (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Pre-Closing Reorganization and Agreed Tax Treatment and shall not take any position inconsistent therewith, except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code) or Section 6.6.
(f)    Transfer Taxes. Each of Buyer, on the one hand, and Seller, on the other hand as an item of Indebtedness, shall each pay fifty percent (50%) of all Transfer Taxes arising as a result of the sale of Securities contemplated by this Agreement (excluding, for the avoidance of doubt, the Pre-Closing Reorganization). The party customarily responsible under applicable Law shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and the non-preparing party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes and, for the avoidance of doubt, such non-preparing party shall share in the cost of preparing and filing such certificates or other documents.
(g)    Post-Closing Actions. Except with the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies): to (i) except for Tax Returns filed pursuant to Section 6.3(b), file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period that was originally due (and filed) on or before the Closing Date (taking into account any applicable extensions), (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due on or before the Closing Date (taking into account any applicable extensions), (iii) make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement, (iv) make any Tax election with respect to any Acquired Company that is a Subsidiary that is retroactively effective on or before the Closing Date, (v)  except for net operating losses from Pre-Closing Tax Periods, carryback any net operating losses of any Acquired Company to a Tax period (or portion thereof) ending on or before the Closing Date, or (vi) take any action outside of the ordinary course of business on the Closing Date (other than as contemplated by this Agreement), in each case of clauses (i)-(vii), to the extent that such action would reduce any amount payable to Seller pursuant to this Agreement or result in Seller or any of its direct or indirect owners incurring any Tax liability. For purposes of computing (A) the Tax Liability Amount included in Indebtedness or (B) the amount of any Tax Refund pursuant to Section 6.3(b), any item of income or gain recognized on
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the Closing Date resulting from any transaction that is effected by the Buyer outside the ordinary course of business on the Closing Date (other than as contemplated by this Agreement) following the Closing shall be ignored.
6.4    Public Announcements. Each of Buyer and Seller agrees that neither it nor any of its Affiliates will, without the written approval of the other Party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by the rules of any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to review and comment on such release or announcement in advance of such issuance; provided that (a) each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and (b) nothing herein shall prohibit or prevent any Sponsor Holder or any of their respective Affiliates from disclosing any information of a nature that would typically be provided by private equity funds to their investors, prospective investors, financing sources and/or prospective financing sources.
6.5    Termination of Affiliate Obligations. Except as set forth on Schedule 6.5 of Seller Disclosure Schedules, all Contracts and Liabilities between Seller and its Affiliates (not including the Acquired Companies), on the one hand, and the Acquired Companies on the other hand, including those set forth on Schedule 3.27(a), shall be terminated in full as of the completion of the Closing. For the sake of clarity, this Section 6.5 shall not apply with respect to the Transition Services Agreement, the Supply Agreement or any other Ancillary Document.
6.6    Pre-Closing Reorganization Indemnification.
(a)    From and after the Closing, the Seller and PFB Custom Homes shall jointly and severally pay, defend, indemnify and hold harmless the Buyer Related Parties (the “Buyer Indemnitees”) from and against any and all Taxes of the Acquired Companies for the Pre-Closing Tax Periods (“Covered Losses”) actually incurred by the Acquired Companies as a result of a claim made by a Governmental Entity and that are caused by or result from the Pre-Closing Reorganization; provided, that in no event shall any Buyer Indemnitee be entitled to recover for any amounts in respect of, and in no event shall Covered Losses be deemed to include any amounts taken into account in the Actual Closing Amount or any Excluded Matter.
(b)    Any payment or indemnity required to be made pursuant to this Section 6.6 shall be reduced to take into account any reduction in cash Taxes payable realized by any Buyer Indemnitee (which term shall, for purposes of this paragraph, include the ultimate payer(s) of Taxes in the case of a Buyer Indemnitee that is a disregarded entity or other pass-through entity for any Tax purpose) in the taxable year of such Covered Losses (or in the immediately succeeding tax year) as a result of the Covered Losses giving rise to the payment or indemnity, calculated on a “with and without” basis (i.e., by treating any deductions or credits resulting from such Covered Losses as the last deductions or credits taken on any Tax Return).
(c)    If any Buyer Indemnitee receives a written notice of the assertion or commencement of any action, suit, claim, audit, arbitration, mediation or other legal proceeding
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made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement against such Buyer Indemnitee with respect to which such Buyer Indemnitee is entitled to indemnification under this Section 6.6 (a “Third-Party Claim”), such Buyer Indemnitee shall give Seller written notice thereof promptly, and in any event, within thirty (30) days of receipt thereof. Such written notice by the Buyer Indemnitee shall describe the Third-Party Claim in reasonable detail, shall include copies of all correspondence from or to such third party (or its Representatives) and any other documentation related to the matter giving rise to such Third-Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Covered Losses that have been sustained by the Buyer Indemnitee. Seller shall have the right, at Seller’s sole expense, to participate in, to assume and control or, by giving written notice to Buyer, to assume and control the defense of any Third-Party Claim at Seller’s expense and by Seller’s own counsel, and , in connection with such participation, shall cooperate in good faith with Buyer and any Buyer Indemnitee in such defense, so long as Seller confirms in writing to Buyer that it shall be responsible for the Covered Losses relating to such Third Party Claim. In the event that Seller assumes the defense of any Third-Party Claim (i) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Buyer Indemnitees and (ii) the Buyer Indemnitees shall have the right, at their own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by them subject to the Seller’s right to control the defense thereof. Seller and the Buyer Indemnitees shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including reasonable access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim. Notwithstanding any other provision of this Agreement, neither Seller nor any of its Affiliates, on the one hand, nor Buyer or any of its Affiliates (including the Acquired Companies), on the other hand, shall enter into settlement of, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    Except as otherwise required by applicable Law, any payment made pursuant to Section 6.6 shall be treated, for Tax purposes, as an adjustment to the Purchase Price.
(e)    Notwithstanding anything to the contrary set forth herein, this Section 6.6 shall terminate sixty (60) days after the date on which the applicable statute of limitations expires (the “Survival Date”); provided, however, that with respect to any particular Covered Losses actually incurred prior to the Survival Date, this Section 6.6 shall not terminate if a written claim under this Section 6.6 with respect to such particular Covered Losses is made by any Buyer Indemnitee in good faith in accordance with this Agreement prior to the Survival Date.
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ARTICLE VII
CONDITIONS TO CLOSING; TERMINATION
7.1    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions:
(a)    Each of (i) the representations and warranties of Seller set forth in Article III (other than the representations and warranties of Seller set forth in Sections 3.1(a) – (b), 3.2, 3.5 and 3.20 (collectively, the “Seller Fundamental Representations”)) shall be true and correct (without giving effect to any “material”, “materiality”, or “Material Adverse Effect” qualification contained in such representations and warranties) at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), in each case, except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect and (ii) Seller Fundamental Representations shall be true and correct at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date).
(b)    Seller shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
(c)    Competition Act Approval shall have been obtained.
(d)    No Order or Suit that enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of the transactions contemplated hereby shall be in effect.
(e)    No change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred since the date of this Agreement.
(f)    At the Closing, the Sponsor Restrictive Covenant Agreement and each Management Restrictive Covenant Agreement shall be a legal and binding obligation of the Sponsor Holders or employee, as applicable, party thereto.
(g)    No Law that prohibits or makes illegal this Agreement or the consummation of the transactions contemplated hereby shall be in effect.
7.2    Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following conditions:
(a)    Each of (i) the representations and warranties of Buyer set forth in Article IV (other than the representations and warranties of Buyer set forth in Sections 4.1, 4.2, 4.3 and 4.6 (collectively, the “Buyer Fundamental Representations”)) shall be true and correct at and
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as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), in each case, except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and (ii) the Buyer Fundamental Representations shall be true and correct at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date).
(b)    Buyer shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)    Competition Act Approval shall have been obtained.
(d)    No Order or Suit that enjoins or prohibits, or seeks to enjoin or prohibit, any of the consummation of the transactions contemplated hereby shall be in effect.
(e)    No Law that prohibits or makes illegal this Agreement or the consummation of the transactions contemplated hereby shall be in effect.
7.3    Frustration of Closing Conditions. Notwithstanding anything to the contrary herein, neither Seller nor Buyer may rely on or assert the failure of any condition set forth in this Article VII if such failure results from or was caused by such Party’s failure to comply with any provision of this Agreement.
7.4    Waiver of Conditions. All conditions set forth in this Article VII will be deemed to have been satisfied or waived from and after the Closing.
7.5    Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:
(a)    by the mutual written agreement of Seller and Buyer;
(b)    by either Seller or Buyer, if (i) an Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby is in effect and such Order has become final and non-appealable and (ii) the terminating Party has not materially breached any provision of this Agreement;
(c)    by Buyer, if a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred which (i) would give rise to the failure of a condition specified in Section 7.1(a) or 7.1(b) to be satisfied and (ii) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (A) thirty (30) days after receipt by Seller of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.5(c)
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and (B) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.5(c) shall not be available to Buyer if Buyer has breached any representation, warranty, covenant or agreement set forth in this Agreement which would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b) to be satisfied;
(d)    by Seller, if a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which (i) would give rise to the failure of a condition specified in Sections 7.2(a) or 7.2(b) to be satisfied and (ii) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (A) thirty (30) days after receipt by Buyer of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 7.5(d) and (B) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.5(d) shall not be available to Seller if Seller has breached any representation, warranty, covenant or agreement set forth in this Agreement which would give rise to the failure of a condition set forth in Section 7.1(a) or 7.1(b) to be satisfied;
(e)    by Buyer or Seller after the Outside Date, if (i) the Closing shall not have occurred on or before 11:59 p.m. Mountain Time on the date that is one-hundred and twenty (120) days after the date of this Agreement (the “Outside Date”), and (ii) the terminating Party has not materially breached any provision of this Agreement; provided, however, that (A) either Party may elect to extend the Outside Date by up to two hundred and seventy (270) days in one or more extensions if, as of the then-current Outside Date, either of (x) the conditions set forth in Sections 7.1(c) or 7.2(c) have not been waived or satisfied or (y) any other condition set forth in Sections 7.1 or 7.2 (other than those conditions that by their terms or nature are to be satisfied at the Closing) has not been waived or satisfied as a result of the effectiveness of any Order (whether preliminary, temporary or permanent) preventing the consummation of the transactions contemplated by this Agreement arising with respect to the Competition Act, and in such case, the Outside Date shall automatically be extended until five (5) Business Days after the satisfaction of the conditions set forth in Sections 7.1(c) or 7.2(c) or the date such Order no long prevents the consummation of the transactions contemplated by this Agreement with respect to the Competition Act, as applicable, and provided further, that the right to terminate this Agreement pursuant to this Section 7.5(e) shall not be available to any Party whose breach of any provision of this Agreement results in or causes such Order or such Party is not in compliance with its covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing; and (B) that the right to terminate this Agreement pursuant to this Section 7.5(e) shall not be available to any Party during the pendency of any Suit for specific performance of this Agreement, and in such case, the Outside Date shall automatically be extended until and following the completion of such Suit such that the Outside Date shall be five (5) Business Days following the completion of such Suit; or
(f)    by Seller, if (i) on or after the Inside Date, all of the conditions to Closing set forth in Section 7.1 have been satisfied or waived at the time of such termination (other than conditions that either (A) by their terms or nature are to be satisfied at the Closing (and which are, at the time of such termination, capable of being satisfied) or (B) the failure of which to be satisfied is attributable, in whole or in part, to an uncured breach by Buyer of any of its
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representations, warranties, covenants or agreements contained in this Agreement), (ii) Seller has notified Buyer in writing that Seller is ready, willing and able to effect the Closing at such time, and (iii) Buyer fails to consummate the Closing on or before the earlier of the Outside Date and the second (2nd) Business Day following the date of delivery of the written notification by Seller contemplated in clause (ii).
7.6    Effect of Termination. The valid termination of this Agreement in accordance with Section 7.5 shall terminate all rights and obligations of the Parties hereunder and none of the Parties shall have any Liability to any other Party hereunder, except that (a) Section 6.4, this Section 7.6, Section 8.2 and Article IX, and, in each case, the definition of any defined terms used therein, shall survive any such termination; and (b) no such termination shall relieve any Party of any Liability to the other Party resulting from any Willful Breach of this Agreement prior to such termination. A failure by Buyer to consummate the transactions contemplated by this Agreement on or before the second (2nd) Business Day following the satisfaction of the conditions set forth in Section 7.1 will be deemed a Willful Breach by Buyer. Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.6), in the event of termination of this Agreement, and regardless of the reason for the termination, each Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights, obligations or remedies under either Confidentiality Agreement (except, as set forth in Section 9.18).
ARTICLE VIII
NO SURVIVAL; NO OTHER REPRESENTATIONS OR WARRANTIES; MUTUAL RELEASES
8.1    No Survival of Representations, Warranties and Pre-Closing Covenants. Notwithstanding anything to the contrary in this Agreement, any Ancillary Document or in any other certificate or schedule (including Seller Disclosure Schedules) delivered pursuant hereto or thereto, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree, on their own behalf and on behalf of the other Seller Related Parties and Buyer Related Parties (as applicable), that (a) none of the (i) representations and warranties or (ii) covenants or agreements to the extent that they require performance at or prior to the Closing (“Pre-Closing Covenants”), in each case, contained in this Agreement, any Ancillary Document or in any other certificate or schedule (including Seller Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, shall survive the Closing, and (b) from and after the Closing, no Person will have any remedy, recourse or entitlement whatsoever, whether at law or in equity, in contract, tort or otherwise, with respect to this Agreement, any Ancillary Document or any other certificate or schedule (including Seller Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, or the transactions contemplated hereby or thereby, it being agreed that all such remedies, recourse and entitlements are hereby expressly waived and released to the fullest extent permitted by Law, except for (x) the right to specifically enforce, or to recover any amounts due under, Section 2.5(f) and Section 2.5(g), (y) the right to specifically enforce, or to recover any damages with respect to the breach of, any covenant or agreement
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contained in this Agreement, any Ancillary Document or in any other certificate or schedule (including Seller Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, to the extent any such covenant or agreement contemplates performance or is to be performed or complied with after the Closing, and (z) the right to assert a claim for Fraud (clauses (x), (y) and (z) collectively, the “Retained Rights”); provided, however, that, except in the case of Fraud, no Person shall be entitled to seek any punitive or exemplary damages with respect to any Retained Rights, which are hereby expressly waived and released to the fullest extent permitted by Law (and which, for the sake of clarity, shall in no event constitute Retained Rights).
8.2    Investigation; No Other Representations or Warranties. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the transactions contemplated hereby, each such Person has inspected and conducted an independent review, investigation and analysis (financial, tax, legal, operational and otherwise) of the Acquired Companies and their respective businesses as desired by such Person. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made by Seller in Article III (as qualified or modified by Seller Disclosure Schedules), none of Seller Related Parties or any other Person has made, is making or will make, or will have any Liability with respect to, and the Buyer Related Parties have not relied, are not relying and will not rely on, and will not have any remedy, recourse or entitlement whatsoever with respect to, any representation or warranty, express or implied, at law or in equity, including with respect to (a) Seller or any Acquired Company, (b) the Securities or any other Equity Securities of the Acquired Companies, (c) the structure, acquisitions, dispositions, businesses, assets, liabilities, operations, prospects, condition (financial or otherwise), Employees, service providers, customers or suppliers of the Acquired Companies, (d) the transactions contemplated hereby, (e) the accuracy or completeness of any information regarding any of the foregoing, including any information contained in any confidential information memorandum, management presentation, quality of earnings report, market study or other due diligence report or memorandum, any projections or budgets or any other information, document or material made available to any Buyer Related Party in any “data room” or online “data site,” during any management presentation or in any other form or manner or (f) any other matter whatsoever. Without limiting the generality of the foregoing, Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, (i) with respect to any estimate, projection, forecast or other forward looking statement delivered or made available to any Buyer Related Party, (A) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (B) the Buyer Related Parties are aware that actual results may differ materially, (C) no Person shall have any claim against any Seller Related Party or any other Person with respect to any such estimate, projection, forecast or forward looking statement and (ii) none of Seller Related Parties or any other Person has made, is making or will make, or will have any Liability with respect to, any representations or warranties regarding the probable success or profitability of the Acquired Companies or their respective businesses.
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8.3    Buyer Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, Buyer, on its own behalf and on behalf of the other Buyer Related Parties and their respective successors and assigns (each a “Buyer Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that Buyer or any of the other Buyer Releasors have or may have, now or in the future, against any Seller Related Party and each of their respective successors and assigns (each, a “Buyer Releasee”), in each case, arising out of, or relating to, (a) the Securities or any other Equity Securities of any Acquired Company, (b) any matter, occurrence, act, omission, fact or circumstance occurring or existing on or prior to the Closing Date, (c) this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, (d) any inaccuracy or breach of any representation or warranty or the breach of any Pre-Closing Covenant or (e) any other representation or warranty (express or implied), disclosure, failure to disclose or any information (whether written or oral), documents or materials made available or furnished by or on behalf of any Seller Related Party, in each case, other than the Retained Rights (the “Buyer Released Claims”). Buyer shall, and shall cause the other Buyer Releasors to, (A) comply with and observe the release contained in this Section 8.3 and (B) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Buyer Released Claims.
8.4    Seller Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, Seller, on its own behalf and on behalf of the other Seller Related Parties (excluding any portfolio company (as such term is commonly understood in the private equity industry) of any Seller Related Party, other than the Acquired Companies) and their respective successors and assigns (each a “Seller Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that Seller or any of the other Seller Releasors have or may have, now or in the future, against any Buyer Related Party and each of their respective successors and assigns (each, a “Seller Releasee”), in each case, arising out of, or relating to, (a) the Securities or any other Equity Securities of any Acquired Company, (b) any matter, occurrence, act, omission, fact or circumstance occurring or existing on or prior to the Closing Date, (c) this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, (d) any inaccuracy or breach of any representation or warranty or the breach of any Pre-Closing Covenant or (e) any other representation or warranty (express or implied), disclosure, failure to disclose or any information (whether written or oral), documents or materials made available or furnished by or on behalf of any Buyer Related Party, in each case, other than (i) the Retained Rights and (ii) each Covered Party’s rights with respect to matters addressed in Section 6.2 (the “Seller Released Claims”). Seller shall, and shall cause the other Seller Releasors to, (A) comply with and observe the release contained in this Section 8.4 and (B) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Seller Released Claims.
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8.5    Certain Acknowledgements. The Parties acknowledge and agree that the agreements contained in this Article VIII are an integral part of the transactions contemplated by this Agreement and that without such agreements, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
ARTICLE IX
MISCELLANEOUS
9.1    Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by electronic mail if such transmission occurs on a Business Day before 5:00 p.m. Mountain Time, or the next succeeding Business Day if such transmission occurs at any other time, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three (3) Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such party may have given to the other parties by notice pursuant to this Section 9.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).
If to Buyer, to:
Carlisle Companies Incorporated
16430 N. Scottsdale Road, Suite 400
Scottsdale, Arizona 85254
Attention:     General Counsel
Email:        *****
With a required copy (which shall not constitute notice) to:
DLA Piper LLP US
2525 East Camelback Road
Esplanade II, Suite 1000
Phoenix, Arizona 85012
Attention:    David P. Lewis
Email:        *****
If to Seller, to:
PFB Holding Company, LLC
    c/o The Riverside Company
    1453 Third Street Promenade, Suite 335
    Santa Monica, California 90401
Attention: Sean Ozbolt
E-Mail: *****
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With a required copy (which shall not constitute notice) to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, Illinois 60606
Attention:    Amit Mehta and Samuel J. Domjen
Email:    ***** and
*****
9.2    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
9.3    Expenses. Each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated, in each case, except as otherwise provided in this Agreement, including that Buyer shall be responsible for, and shall pay directly or promptly reimburse Seller for amounts paid by or on behalf of Seller or any other Seller Related Party, with respect to: (a) the Antitrust Expenses, (b) obligations incurred by, on behalf of, or at the written direction of any Buyer Related Party (including in connection with any financing of the transactions contemplated by this Agreement) and (c) Buyer’s fifty percent (50%) of all Transfer Taxes (the foregoing clauses (a) through (c), collectively, “Buyer Expenses”).
9.4    Successors and Assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned or delegated by any Party, and no Party may grant any right of subrogation to any Person in respect of any rights hereunder, in each case, without the prior written consent of the other Party; provided that in any event in which written consent to assignment or delegation is granted hereunder, no such assignment or delegation will relieve the assignor or delegator of any of its obligations hereunder. Notwithstanding the foregoing, Buyer, without the prior consent of Seller, may assign any of its rights hereunder or delegate any of its duties hereunder to any Affiliate, or, for collateral security purposes, to Persons providing financing to any Affiliate, but in such event, Buyer shall remain obligated hereunder in the same manner as if such assignment or delegation had not been effected. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
9.5    Governing Law. This Agreement, the Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto or thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all Suits, claims or causes of action (whether in contract
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or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any Suit, claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed exclusively by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
9.6    Exclusive Jurisdiction; Service of Process; MUTUAL WAIVER OF JURY TRIAL. Any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including Seller Disclosure Schedules) delivered pursuant hereto or thereto or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Suit, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such Suit, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Suit. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including Seller Disclosure Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 9.6 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Ancillary Document, any other certificate or schedule (including Seller Disclosure Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 9.6. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Suit. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY FURTHER CERTIFIES AND ACKNOWLEDGES THAT (A) NO
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REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.
9.7    Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery (including DocuSign).
9.8    No Third Party Beneficiaries. Other than (a) Section 6.2, Section 6.6, Article VIII, this Section 9.8, Section 9.15, Section 9.16, (b) to the extent necessary to enforce any of the foregoing, this Article IX and (c) the definitions of the terms used in any of the foregoing, in each case, which are intended to benefit and may also be enforced directly by the Covered Parties, the Other Indemnitors, the Buyer Releasees, Seller Releasees, Seller Related Parties, the Buyer Related Parties, the Buyer Indemnitees, Paul Hastings, Blakes and the Nonparty Affiliates, as applicable, this Agreement is not intended to confer and does not confer upon any Person other than the Parties any rights or remedies hereunder.
9.9    Entire Agreement. This Agreement, the Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. All exhibits and schedules, including any Seller Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, the Ancillary Documents and any schedules hereto, whether written or oral, are superseded by this Agreement, the Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, except for the Confidentiality Agreements which shall continue in full force and effect in accordance with their respective terms. Neither this Agreement nor any Ancillary Document shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Person with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or
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therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Person shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.
9.10    Seller Disclosure Schedules. Except as otherwise provided in Seller Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in Seller Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Seller Disclosure Schedule will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer, based on the context of such disclosure, the applicability of the information disclosed to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Seller Disclosure Schedule. No disclosure in Seller Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Summaries or descriptions of Contracts or other documents contained in Seller Disclosure Schedules are qualified in their entirety by such Contracts or other documents themselves. The matters reflected in Seller Disclosure Schedules are solely intended to qualify the representations, warranties, covenants and agreements contained in this Agreement and nothing contained in Seller Disclosure Schedules shall in any event expand the scope of any representation, warranty, covenant or agreement contained in this Agreement or constitute or be deemed to constitute a representation, warranty, covenant or agreement.
9.11    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
9.12    Remedies.
(a)    The Parties agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement, the Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto were not performed by any Party, as applicable, in accordance with their specific terms or were otherwise breached by any Party, as applicable, including if the
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Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (including each Party’s obligations to consummate the Closing). It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement, the Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto by any Party, as applicable, and to enforce specifically the terms and provisions hereof and thereof against each Party, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement, any Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement, the Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto and/or to enforce specifically the terms and provisions of this Agreement, the Ancillary Documents, the other certificates and schedules (including Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)    If Seller is granted or seeks an award of damages with respect to a failure of Buyer to consummate the Closing due to a breach of this Agreement by Buyer, Buyer agrees such damages shall include damages based upon any lost benefit of the bargain affecting Seller and its owners (in each case taking into account relevant matters, including the total amount payable to Seller under this Agreement and the time value of money).
(c)    Notwithstanding anything to the contrary contained in this Agreement (including Section 9.12(a)), except in the cases of Fraud, from and after the Closing, no Party shall have, and to the fullest extent permitted by Law each Party hereby expressly, irrevocably and unconditionally waives and releases, any right of rescission or any similar equitable right or remedy.
9.13    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity
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or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.14    Interpretation. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall not in any way limit the language immediately preceding such word and shall be deemed to be followed by the words “but not limited to”; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends (and such phrase shall not simply mean “if”) and shall be deemed to be followed by the words “(and only to the extent)”; (f) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; (g) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement; (h) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions; (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (j) the term “any” means “any and all”, (k) unless the context otherwise requires, the term “or” shall not be exclusive and shall mean “and/or”; (l) references to “days” means calendar days unless Business Days are expressly specified, (m) references to “$” mean U.S. dollars; (n) any drafts of this Agreement, the Ancillary Documents and any Schedules or Exhibits circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, the Ancillary Documents or any Schedules or Exhibits, and each of the Parties agrees that such Party and its Affiliates shall not make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing; (o) the Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Documents and the Schedules and Exhibits, in the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Documents and the Schedules and Exhibits shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of Agreement, the Ancillary Documents and the Schedules and Exhibits and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent; (p) any action as may be taken (or omitted to be taken) reasonably and in good faith with respect to any Public Health Matter or any Public Health Measure, shall be deemed to be in the ordinary course of business; and (q) if there is a need to convert U.S. dollars into any foreign currency, or vice versa, the exchange rate shall be that published by the Wall Street Journal three (3) Business Days before the date on which the obligation is paid (or if
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the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law).
9.15    Legal Representation.
(a)    Each Party acknowledges that (i) each of the Sponsor Holders, Seller and the Acquired Companies have retained Paul Hastings LLP (“Paul Hastings”) and Blake, Cassels & Graydon LLP (“Blakes”) to act as its counsel in connection with the Transaction Matters as well as other past and ongoing matters, (ii) neither Paul Hastings nor Blakes has acted as counsel for any other Person in connection with the Transaction Matters, and (iii) no Person other than the Sponsor Holders, Seller and the Acquired Companies has the status of a Paul Hastings or Blakes client for conflict of interest or any other purpose as a result thereof. Buyer (A) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) to waive and not assert, any conflict of interest relating to Paul Hastings’s or Blakes’ representation after the Closing of the Sponsor Holders, Seller or any of their respective Affiliates in any matter, whether involving the Transaction Matters (including any Suit) or otherwise, and (B) consents to, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) to consent to, any such representation, even though in each case (x) the interests of the Sponsor Holders, Seller and/or their respective Affiliates may be directly adverse to Buyer or the Acquired Companies, (y) Paul Hastings or Blakes may have represented any Acquired Company in a substantially related matter, and/or (z) Paul Hastings or Blakes may be handling other ongoing matters for Buyer or any of the Acquired Companies.
(b)    Buyer agrees that, after the Closing, neither Buyer nor any of its Subsidiaries (including, after Closing, the Acquired Companies) will have any right to access or control any of Paul Hastings’ or Blakes’ records relating to or affecting any Transaction Matter, which will be the property of (and be controlled by) the Sponsor Holders and Seller. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) not to, use any Attorney-Client Communication remaining in the records of any Acquired Company after Closing in a manner that is adverse to any Sponsor Holder, Seller or any of their respective Affiliates.
(c)    Buyer agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Acquired Companies), that from and after Closing and solely with respect to Attorney-Client Communications (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to the Sponsor Holders and Seller and will not pass to or be claimed by Buyer or any of its Subsidiaries (including, after Closing, the Acquired Companies) and (ii) the Sponsor Holders and Seller, together, will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, with respect to such Attorney-Client Communications, Buyer will not, and will cause each of its
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Subsidiaries (including, after Closing, the Acquired Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not any Sponsor Holder, Seller or any of their respective Affiliates; or (B) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not any Sponsor Holder, Seller or any of their respective Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Acquired Companies), that in the event of a dispute between any Sponsor Holder, Seller or any of their respective Affiliates on the one hand and Buyer or any of the Acquired Companies on the other hand arising out of or relating to any matter in which Paul Hastings or Blakes jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to any Sponsor Holder, Seller or any of their respective Affiliates any Attorney-Client Communication developed or shared during the course of Paul Hastings’s or Blakes’ joint representation.
9.16    No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein, except (x) as provided in the Confidentiality Agreements, with respect to the applicable parties thereto, and (y) for PFB Custom Homes solely with respect to Section 6.6, (a) all Liabilities, claims or causes of action (whether in contract or in tort, in law or in equity, granted by statute or otherwise) of any Buyer Related Party or Seller Related Party that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Seller or Buyer; (b) other than Seller and Buyer, no Person, including any Nonparty Affiliate, shall have any Liability (whether in contract or in tort, in law or in equity, granted by statute or otherwise) to any Buyer Related Party or any Seller Related Party for any Suits, claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; (c) to the maximum extent permitted by Law, Buyer, on behalf of itself and all other Buyer Related Parties, and Seller, on behalf of itself and all other Seller Related Parties, hereby waives and releases all such Liabilities, Suits, claims and causes of action against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by Law, Buyer, on behalf of itself and all other Buyer Related Parties, and Seller, on behalf of itself and all other Seller Related Parties, (i) hereby waives and releases any and all rights, Suits, claims, demands, or causes of action that may otherwise be available at law or in equity, in contract, in tort, granted by statute or otherwise, to avoid or disregard the entity form of Seller or Buyer, as applicable, or otherwise impose Liability of Seller or Buyer, as applicable, on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any
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representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement.
9.17    Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing Party in any such Suit shall be entitled to recover from the other Parties its fees, costs and expenses incurred in connection with investigating, preparing, prosecuting, determining and/or settling such Suit, including reasonable legal fees, costs and expenses.
9.18    Confidentiality Agreements. Buyer acknowledges and agrees that any information provided to or obtained by any Buyer Related Party pursuant to Section 5.4 or otherwise in connection with the transactions contemplated by this Agreement will be subject to the Confidentiality Agreements, and must be held and in accordance with and be subject to the terms of the Confidentiality Agreements. Buyer agrees to, and to cause the other Buyer Related Parties to, be bound by and comply with the provisions set forth in the Confidentiality Agreements as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided, however, Buyer is permitted to initiate contact with the Acquired Companies and their Representatives in accordance with Section 5.4 and Section 5.6 of this Agreement. In the event of the termination of this Agreement in accordance with Section 7.5, notwithstanding anything to the contrary contained in this Agreement or either Confidentiality Agreement, each Confidentiality Agreement shall be deemed to be amended such that the term of such Confidentiality Agreement and each provision thereunder (including, for the avoidance of doubt, any provisions that provide for a shorter term) shall be extended to the date that is two (2) years after the date this Agreement is terminated. Notwithstanding anything to the contrary in the Confidentiality Agreements, in the event Closing occurs, all Confidential Information (as defined in the Confidentiality Agreements) of or that relates to the Acquired Companies shall be the sole and exclusive property of Buyer and the Buyer Related Parties, not any Seller Related Party.
[Signature page follows]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SELLER:

PFB INTERMEDIATE, LLC

By:  /s/ Sean Ozbolt
Name: Sean Ozbolt
Title: President

COMPANY:

PFB HOLDCO, INC.

By:  /s/ Sean Ozbolt
Name: Sean Ozbolt
Title: President
(
PFB CUSTOM HOMES (solely with respect to the obligations under Section 6.6 herein):

PFB CUSTOM HOMES GROUP, LLC

By:  /s/ Sean Ozbolt
Name: Sean Ozbolt
Title: Vice President and Treasurer
[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
BUYER:
CARLISLE COMPANIES INCORPORATED
By:  /s/ Kevin P. Zdimal
Name: Kevin P. Zdimal
Title: Vice President and Chief Financial Officer

[Signature Page to Securities Purchase Agreement]